UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE
14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
WW INTERNATIONAL, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

WW INTERNATIONAL, INC.

675 Avenue of the Americas, 6th Floor

New York, New York 10010

Corporate Website: corporate.ww.com

NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 6, 2025

The 2025 Annual Meeting of Shareholders of WW International, Inc. (the “Company”) will be held on Friday, June 6, 2025 at 10:00 a.m. Eastern Time (the “2025 Annual Meeting”). The 2025 Annual Meeting will be a virtual meeting of shareholders. You will not be able to physically attend the 2025 Annual Meeting. You will be able to attend the 2025 Annual Meeting via live audio webcast by visiting www.cesonlineservices.com/ww25_vm, as well as vote your shares electronically and submit your questions electronically during the meeting. To attend and participate in the virtual 2025 Annual Meeting, including voting your shares at and submitting your questions during such meeting, you must pre-register by 10:00 a.m. Eastern Time on June 5, 2025 at www.cesonlineservices.com/ww25_vm using the Control Number found on your proxy card or voting instruction form. Instructions for how to obtain your Control Number are provided in the attached Proxy Statement.

The 2025 Annual Meeting will be held to consider and act upon each of the following matters:

1.	The election of the three nominees named in the attached Proxy Statement as members of the Board of Directors to serve for a three-year term as Class III directors;

2.	The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2025;

3.	The advisory vote to approve named executive officer compensation; and

4.	Such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

These items of business are more fully described in the attached Proxy Statement. Only shareholders of record at the close of business on April 2, 2025, the record date, are entitled to notice of, and to vote at, the 2025 Annual Meeting and at any and all adjournments or postponements of the 2025 Annual Meeting.

By Order of the Board of Directors

Jacqueline Cooke

Chief Legal and Administrative Officer and Secretary

New York, New York

April 21, 2025

WHETHER OR NOT YOU EXPECT TO ATTEND THE 2025 ANNUAL MEETING OF SHAREHOLDERS VIA WEBCAST, PLEASE VOTE BY USING THE INTERNET OR TELEPHONE BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY STATEMENT AND ON THE ENCLOSED PROXY CARD OR MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

WW INTERNATIONAL, INC.

675 Avenue of the Americas, 6th Floor

New York, New York 10010

PROXY STATEMENT

FOR THE 2025 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 6, 2025

The Board of Directors of WW International, Inc. is soliciting proxies for the company’s 2025 Annual Meeting of Shareholders to be held virtually via live audio webcast at www.cesonlineservices.com/ww25_vm on Friday, June 6, 2025, at 10:00 a.m. Eastern Time, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying proxy card contain information about the items shareholders will vote on at the 2025 Annual Meeting of Shareholders, and at any and all adjournments or postponements thereof. It is anticipated that this Proxy Statement and the accompanying proxy card will first be mailed to shareholders on or about April 21, 2025.

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BASIS OF PRESENTATION

WW International, Inc. is a Virginia corporation with its principal executive offices in New York, New York. In this Proxy Statement, unless the context indicates otherwise, “we”, “us”, “our”, “WW,” and the “Company” refer to WW International, Inc. and all of its operations consolidated for purposes of its financial statements. Our “Clinical” business refers to providing subscriptions to our clinical product offerings provided by WeightWatchers Clinic (formerly referred to as Sequence) combined with our digital subscription product offerings and unlimited access to our workshops. “Subscription Revenues” consist of the aggregate fees associated with subscriptions for our offerings. “End of Period Subscribers” is the aggregate number of subscribers for our offerings at a given period end. Our fiscal year ends on the Saturday closest to December 31st and consists of either 52- or 53-week periods. In this Proxy Statement:

•	“fiscal 2021” refers to our fiscal year ended January 1, 2022;

•	“fiscal 2022” refers to our fiscal year ended December 31, 2022;

•	“fiscal 2023” refers to our fiscal year ended December 30, 2023;

•	“fiscal 2024” refers to our fiscal year ended December 28, 2024;

•	“fiscal 2025” refers to our fiscal year ended January 3, 2026 (includes a 53rd week); and

•	“fiscal 2026” refers to our fiscal year ended January 2, 2027.

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INFORMATION ABOUT THE 2025 ANNUAL MEETING OF SHAREHOLDERS AND VOTING

The Board of Directors of WW International, Inc. is soliciting proxies for the Company’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) to be held virtually via live audio webcast at www.cesonlineservices.com/ww25_vm on Friday, June 6, 2025, at 10:00 a.m. Eastern Time, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying proxy card contain information about the items shareholders will vote on at the 2025 Annual Meeting, and at any and all adjournments or postponements thereof. It is anticipated that this Proxy Statement and the accompanying proxy card will first be mailed to shareholders on or about April 21, 2025.

Who is entitled to vote?

As of the close of business on April 2, 2025 (such date and time, the “Record Date”), there were 80,259,742 shares of common stock, no par value per share, of the Company (the “Common Stock”) outstanding. If you are a shareholder of record or a beneficial owner of Common Stock on the Record Date, you are entitled to receive notice of and to vote at the 2025 Annual Meeting and at any and all adjournments or postponements of the 2025 Annual Meeting. You are entitled to one vote for each share of Common Stock you hold as a shareholder of record or as beneficial owner for each matter presented for vote at the 2025 Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by or on behalf of the Company. As the shareholder of record, you have the right to grant your proxy to the persons named in the enclosed proxy card or to vote electronically during the 2025 Annual Meeting. The Company has enclosed a proxy card for you to use.

If your shares are held in a bank, brokerage or trustee account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded by a bank, broker, trustee or other nominee to you together with a voting instruction form.

Why is the 2025 Annual Meeting being held via live audio webcast?

The 2025 Annual Meeting will be conducted in an online, virtual format. We are pleased to continue to use the virtual meeting format to facilitate shareholder attendance, voting and questions, and provide cost savings for our shareholders and the Company, by leveraging technology to communicate more effectively and efficiently with our shareholders. This format allows shareholders to participate fully from any location without the cost of travel and will provide the same rights and advantages of a physical meeting. Shareholders will be able to ask questions electronically during the meeting, providing our shareholders with the opportunity for meaningful engagement with the Company.

How do I participate in the virtual meeting?

In order to participate in the 2025 Annual Meeting, you must be a shareholder of record or a beneficial owner of Common Stock on the Record Date and have your Control Number. If you are a shareholder of record and want to participate in the 2025 Annual Meeting, you must register in advance following the instructions below under “If I am a shareholder of record, how do I access my Control Number and how do I vote?”. If you are a beneficial owner and hold your shares through an intermediary, such as a bank, brokerage or trustee account or by another nominee, and want to participate in the 2025 Annual Meeting, you must register in advance following the instructions below under “If I am a beneficial owner of shares held in street name, how do I access my Control Number and how do I vote?”. Participants may access the 2025 Annual Meeting by visiting www.cesonlineservices.com/ww25_vm. You also will be able to vote your shares electronically when attending the 2025 Annual Meeting via webcast subject to any instructions that you received from your bank, broker, trustee or other nominee. You will be able to submit questions during the meeting by entering them into the ‘Ask a Question’ box located on the left-hand side of the meeting webpage. We intend to answer all questions submitted that are pertinent to the Company and the items being voted on by shareholders during the 2025 Annual Meeting as time permits and in accordance with our meeting procedures. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product or service innovations, are not pertinent to meeting matters and therefore will not be answered. Substantially similar questions will be answered only once due to time constraints.

Should you require assistance accessing the meeting webpage or during the meeting, please email or call the technical support team using the information found in the reminder email sent the evening before the meeting beginning thirty minutes prior to or during the 2025 Annual Meeting. For additional information on how to participate in the 2025 Annual Meeting, review the information included on your proxy card or the instructions that you received from your bank, broker, trustee or other nominee. You may also obtain information regarding how to access and participate in the 2025 Annual Meeting by contacting our investor relations representative at (212) 601-7569.

The 2025 Annual Meeting will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the meeting webpage prior to the start time in order to leave ample time to check in. Please follow the instructions as outlined in this Proxy Statement, which also contains information about the items shareholders will vote on at the 2025 Annual Meeting.

What if I need technical support prior to or during the 2025 Annual Meeting?

The virtual 2025 Annual Meeting platform is fully supported across browsers (except Internet Explorer) and devices (desktops, laptops, tablets and cell phones) that are equipped with the most up-to-date version of applicable software and plugins. You should ensure that you have a strong WiFi connection wherever you intend to participate in the virtual meeting. Should you need further assistance, you may email or call the technical support team using the information found in the reminder email sent the evening before the meeting beginning thirty minutes prior to or during the 2025 Annual Meeting.

Will I be able to participate in the virtual meeting on the same basis I would be able to participate in a live annual meeting?

The virtual meeting format for the 2025 Annual Meeting will enable full and equal participation by all our shareholders from any place in the world. We designed the format of the virtual meeting to ensure that our shareholders who attend our 2025 Annual Meeting via webcast will be afforded the same rights and opportunities to participate as they would at an in-person meeting. To ensure such an experience, we will (i) provide shareholders with the ability to submit appropriate questions real-time via the meeting webpage, limiting questions to three per shareholder unless time otherwise permits and (ii) answer as many questions submitted in accordance with the meeting rules of procedure as possible in the time allotted for the meeting without discrimination.

How will the 2025 Annual Meeting be conducted?

Pursuant to our Amended and Restated Bylaws (the “Bylaws”), the Chairman of the Board of Directors has broad responsibility and legal authority to adopt rules and regulations for the 2025 Annual Meeting to ensure the meeting is conducted in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the virtual meeting. Only shareholders of record or beneficial owners of Common Stock on the Record Date or their valid proxy holders may address the meeting. Copies of these rules will be available at the virtual meeting. The Chairman may also exercise discretion in recognizing shareholders’ comments or questions and in determining the extent of discussion on each item of business. Dialogue can also be facilitated with interested parties outside the meeting as described below under “How can interested parties communicate with the Board of Directors?” The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders.

If I am a shareholder of record, how do I access my Control Number and how do I vote?

As a shareholder of record (i.e., you hold your shares through our transfer agent, Computershare), you may vote the shares held in your name.

If you do not wish to participate in the 2025 Annual Meeting via webcast, you may vote in advance as follows:

1. Over the Internet: go to www.cesvote.com;

2. By telephone: call 1-888-693-VOTE (8683) (toll-free within the United States, U.S. territories and Canada); or

3. By mail: mark, sign and date and promptly mail the enclosed proxy card in the enclosed envelope (postage-prepaid for mailing in the United States).

The deadline for voting by telephone or electronically is 11:59 p.m. Eastern Time, on June 5, 2025.

If you wish to vote electronically while attending the 2025 Annual Meeting via webcast, you may vote while the polls remain open, at www.cesonlineservices.com/ww25_vm by clicking on the ‘Shareholder Ballot’ link located on the left-hand side of the meeting page under the ‘Meeting Materials’ section. As a shareholder of record, you must pre-register by 10:00 a.m. Eastern Time on June 5, 2025 to participate in the 2025 Annual Meeting remotely, by visiting the website www.cesonlineservices.com/ww25_vm with your Control Number found on your proxy card and following the instructions.

Even if you plan to attend the 2025 Annual Meeting via webcast, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the 2025 Annual Meeting.

If I am a beneficial owner of shares held in street name, how do I access my Control Number and how do I vote?

As a beneficial owner of shares, you have the right to direct your bank, broker, trustee or other nominee how to vote your shares.

If you do not wish to participate in the 2025 Annual Meeting via webcast, you may vote by providing voting instructions to your bank, broker, trustee or other nominee. Subject to and in accordance with the instructions provided by your bank, broker, trustee or other nominee, you may vote in one of the following manners: over the Internet, by telephone or by mail.

Beneficial owners of shares may also vote electronically while attending the 2025 Annual Meeting via webcast, while the polls remain open, at www.cesonlineservices.com/ww25_vm by clicking on the ‘Shareholder Ballot’ link located on the left-hand side of the meeting page under the ‘Meeting Materials’ section. As a beneficial owner of shares, you must pre-register by 10:00 a.m. Eastern Time on June 5, 2025 to participate in the 2025 Annual Meeting remotely, by visiting the website www.cesonlineservices.com/ww25_vm with your Control Number found on your voting instruction form or other communication you received and following the instructions. Since a beneficial owner is not the shareholder of record, you may not vote your shares at the 2025 Annual Meeting unless you obtain a “legal proxy” from the bank, broker, trustee or other nominee that holds your shares giving you the right to vote the shares at the 2025 Annual Meeting. Such legal proxy must reflect your holdings of Common Stock along with your name and email address. Most banks, brokers or nominees allow a shareholder to obtain a legal proxy either online or by mail. Follow the instructions provided by your bank, broker or nominee. If you request a legal proxy online and do not receive an email containing your legal proxy within two business days of such request, contact your bank, broker or nominee. If you request a legal proxy by mail and do not receive it within five business days of such request, contact your bank or brokerage firm.

You may submit your legal proxy either (i) in advance of the 2025 Annual Meeting by attaching the legal proxy (or an image thereof in PDF, JPEG, GIF or PNG file format) in an email to WWRegister@Proxy-Agent.com or (ii) along with your voting ballot during the 2025 Annual Meeting. We must have your legal proxy in order for your vote submitted during the 2025 Annual Meeting to be valid. To avoid any technical difficulties on the day of the 2025 Annual Meeting, we encourage you to submit your legal proxy in advance in an email to WWRegister@Proxy-Agent.com to ensure that your vote is counted, rather than wait to upload your legal proxy during the meeting. Multiple legal proxies must be combined into one document for purposes of uploading them to the 2025 Annual Meeting website.

Your bank, broker, trustee or other nominee will also send you separate instructions describing additional procedures, if any, for voting your shares electronically during the 2025 Annual Meeting.

Even if you plan to attend the 2025 Annual Meeting via webcast, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the 2025 Annual Meeting.

Why is there information regarding the Internet availability of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we provide access to our proxy materials over the Internet.

How can I get access to the proxy materials over the Internet?

You can view our proxy materials for the 2025 Annual Meeting on the Internet on our corporate website at corporate.ww.com/MNA.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors, or if you sign and return the enclosed proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement (i.e., “FOR” the election of each of the Class III director nominees named in this Proxy Statement to the Board of Directors (Proposal 1); “FOR” the ratification of the selection of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for fiscal 2025 (Proposal 2); and “FOR” the advisory approval of the compensation of our named executive officers (Proposal 3)) and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the 2025 Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. We encourage you to provide voting instructions to the organization that holds your shares. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on such matter with respect to your shares. This is generally referred to as a “broker non-vote”. Proposal 2 (Ratification of the Selection of Independent Registered Public Accounting Firm) is considered a routine matter, while Proposal 1 (Election of Class III Directors) and Proposal 3 (Advisory Vote to Approve Named Executive Officer Compensation) are considered non-routine matters.

How can I revoke my proxy or change my vote?

You may revoke your proxy or change your voting instructions before the proposals are voted on at the 2025 Annual Meeting as follows:

Shareholders of Record. If you are a shareholder of record, by (i) voting on the Internet or by telephone (only your latest Internet or telephone proxy submitted will be counted), (ii) timely delivering a written revocation or a valid, later-dated proxy to the Corporate Secretary of the Company at the address of the Company’s corporate headquarters, or (iii) virtually attending the 2025 Annual Meeting and voting electronically prior to the polls being closed (virtual attendance at the 2025 Annual Meeting will not itself revoke a proxy).

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name, by submitting new voting instructions by contacting your bank, broker, trustee or other nominee, or as otherwise provided in the instructions provided to you by your bank, broker, trustee or other nominee.

How many shares must be present or represented to constitute a quorum for the 2025 Annual Meeting?

The presence, in person or represented by proxy, of a majority of the outstanding shares of the Common Stock entitled to vote at the 2025 Annual Meeting constitutes a quorum. A quorum is necessary in order to conduct business at the 2025 Annual Meeting. Abstentions, withheld votes in the election of directors and broker shares that include broker non-votes that are present and entitled to vote are counted for purposes of determining a quorum. If a quorum is not present, the Company expects that the 2025 Annual Meeting will be adjourned to a later date.

What is the voting requirement to approve each of the proposals?

Proposal 1—Election of Class III Directors. Directors are elected by a plurality of the votes cast at the 2025 Annual Meeting. Neither an abstention, a withhold vote nor a broker non-vote will affect the outcome of the election of directors.

Proposal 2—Ratification of the Selection of Independent Registered Public Accounting Firm. The selection of PricewaterhouseCoopers as our independent registered public accounting firm for fiscal 2025 will be ratified if the votes cast at the 2025 Annual Meeting “for” ratification exceed the number of votes cast “against” ratification. Abstentions will have no effect on this proposal. As described above, this proposal is considered a routine matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal.

Proposal 3—Advisory Vote to Approve Named Executive Officer Compensation. The advisory approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules requires that the votes cast at the 2025 Annual Meeting “for” this proposal exceed the number of votes cast “against” this proposal. Neither an abstention nor a broker non-vote will affect the outcome of the vote on this proposal.

Other Matters. Any other matters that may properly come before the 2025 Annual Meeting will generally require that the votes cast “for” must exceed the votes cast “against”. If any other matter not discussed in this Proxy Statement properly comes before the 2025 Annual Meeting upon which a vote may be taken, shares represented by all proxies received by the Company will be voted on that matter in accordance with the discretion of the persons named as proxies.

Proposals 2 and 3 are advisory votes and not binding on the Company.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote your shares “FOR” the election of each of the Class III director nominees named in this Proxy Statement to the Board of Directors (Proposal 1); “FOR” the ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm for fiscal 2025 (Proposal 2); and “FOR” the advisory approval of the compensation of our named executive officers (Proposal 3).

How are votes counted?

Representatives of First Coast Results, Inc. will tabulate the vote and act as Inspector of Election. The vote will be certified by the Inspector of Election.

Who will bear the cost of soliciting votes for the 2025 Annual Meeting?

The Company will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of this Proxy Statement, the proxy card and any additional soliciting materials sent by the Company to shareholders. The Company will also reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding the Company’s proxy-soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies on the Company’s behalf by telephone, email, facsimile or personal interviews.

How can interested parties communicate with the Board of Directors?

Any interested person who wants to communicate with the Board of Directors or any individual director can write to them at WW International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010. In any such communication, such person may also designate a particular audience, including the Chairman of the Board of Directors, a committee of the Board of Directors, such as the Audit Committee, the non-management directors as a group, or the director designated to preside over the meetings of the non-management directors. Depending on the subject matter, our Corporate Secretary or her designee will: (i) forward the communication to the director or directors to whom it is addressed; (ii) attempt to handle the inquiry directly, for example when the request is for information about the Company or is a stock-related matter; or (iii) not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each Board of Directors meeting, a member of management will present a summary of communications, if any, received since the last meeting that were not forwarded to the director or directors to whom they were addressed, other than communications that were primarily commercial in nature or related to improper or irrelevant topics, and shall make those communications available to the Board of Directors upon request.

Our Board of Directors encourages interested persons who want to communicate directly with our independent directors as a group to do so by writing to the independent directors in care of our Corporate Secretary. Interested persons can send communications by mail to: WW International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010. Such correspondence received addressed to our independent directors will be reviewed by our Corporate Secretary or her designee, who will regularly forward to our independent directors all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board of Directors or committees thereof or that our Corporate Secretary otherwise determines requires their attention. Our independent directors may at any time request copies of any such correspondence.

When do we anticipate mailing the proxy materials to shareholders?

It is anticipated that this Proxy Statement and the accompanying proxy card will first be mailed to shareholders on or about April 21, 2025.

Important Notice Regarding the Availability of Proxy Materials

for the 2025 Annual Meeting of Shareholders to be held on June 6, 2025

This Proxy Statement and the Annual Report to Shareholders are available at corporate.ww.com/MNA.

PROPOSAL 1

ELECTION OF CLASS III DIRECTORS

Our Board of Directors is currently divided into three classes, with members of each class holding office for staggered three-year terms (in all cases subject to the election and qualification of their successors or until the earlier of their resignation, removal, retirement, disqualification or death). The following individuals are our current directors and serve for the terms indicated:

Class III Directors (term expiring in 2025)

Steven M. Altschuler, M.D.

Julie Bornstein

Thilo Semmelbauer

Class I Directors (term expiring in 2026)

Tracey D. Brown

Tara Comonte

William H. Shrank, M.D.

Class II Director (term expiring in 2027)

Denis F. Kelly

The Board of Directors, upon the recommendation of its Nominating and Corporate Governance Committee (the “NCG Committee”), has nominated for election at the 2025 Annual Meeting as Class III directors, to serve until the 2028 annual meeting of shareholders and until their successors have been duly elected and qualified or their earlier resignation, removal, retirement, disqualification or death, the following slate of three nominees: Steven M. Altschuler, Julie Bornstein, and Thilo Semmelbauer. Each of the Class III director nominees is currently serving as a director of the Company and was previously elected as a director by the Company’s shareholders.

Unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy card to that effect, the persons named as proxies in the enclosed proxy card will, upon receipt of a properly executed proxy card, vote to elect each of the nominees for the term described above. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of such substitutes as the Board of Directors may designate.

Background Information on Nominees

Background information about each of the director nominees can be found under “Information about our Executive Officers and Directors”.

The Board of Directors recommends that you vote “FOR” the election of each of the Class III director nominees.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors (the “Audit Committee”) has selected PricewaterhouseCoopers to serve as the Company’s independent registered public accounting firm for fiscal 2025. A representative of PricewaterhouseCoopers is expected to be present at the 2025 Annual Meeting, will have the opportunity to make a statement if she desires to do so and is expected to be available to respond to appropriate questions.

Ratification by the shareholders of the selection of the independent registered public accounting firm is not required, but the Board of Directors believes that it is desirable to submit this matter to the shareholders. If the selection of PricewaterhouseCoopers is not ratified at the 2025 Annual Meeting, the Audit Committee will investigate the reason for the rejection and reconsider the appointment.

The Board of Directors recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2025.

PROPOSAL 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

At the Company’s 2023 annual meeting of shareholders, our shareholders indicated their preference that we should seek future advisory votes every year on named executive officer compensation. Based on the recommendation of the Board of Directors in the Company’s 2023 proxy statement and the voting results with respect to the advisory vote on the frequency of future advisory votes on named executive officer compensation, the Company determined to hold an advisory vote on named executive officer compensation every year. The next advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers is expected to be held at the Company’s 2029 annual meeting of shareholders.

The Executive Compensation portion of this Proxy Statement contains information with respect to our compensation program for our named executive officers for fiscal 2024. The Company’s 2024 executive compensation program was designed to achieve the following key objectives:

•	Attract, motivate and retain exceptionally talented executives critical to the Company’s near- and long-term success.

•

Align executive compensation with performance measures that ensure a strong connection between executive compensation and both (i) Company and individual performance on near- and long-term strategic and financial goals and (ii) creation of shareholder value.

The Compensation and Benefits Committee of the Board of Directors (the “Compensation Committee”) and the Board of Directors believe that the design of the 2024 executive compensation program, and hence the compensation awarded to named executive officers under the program, fulfilled these objectives. Accordingly, as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the compensation tables and any related narrative discussion, is hereby APPROVED”.

While the results of the vote are non-binding and advisory in nature, the Compensation Committee and the Board of Directors intend to review and consider the results of the vote.

The Board of Directors recommends that you vote “FOR” the advisory approval of the compensation of our named executive officers.

CORPORATE GOVERNANCE

BOARD OF DIRECTORS AND COMMITTEES

Board of Directors

Our Board of Directors is comprised of seven members. The Board of Directors is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of shareholders. We expect directors to attend and participate in all meetings of the Board of Directors and of the committees of the Board of Directors on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting.

The Board of Directors held nine meetings in fiscal 2024. In fiscal 2024, each incumbent director attended at least 75% of the aggregate number of the meetings of the Board of Directors and of the committees thereof on which he or she served during the period for which he or she was a director or committee member, respectively. We expect directors to attend our annual meetings of shareholders in the absence of a scheduling conflict or other valid reason. Seven then-current directors attended the Company’s 2024 annual meeting of shareholders (the “2024 Annual Meeting”). In addition to attending and participating in meetings of the Board of Directors, the committees thereof and annual meetings of shareholders, the directors communicate with our executive management team to remain informed about the Company’s business and for such other purposes as may be helpful to the Board of Directors in fulfilling its responsibilities.

Set forth below in the section entitled “Information about our Executive Officers and Directors” are the names and certain information with respect to each of our current directors.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that include guidelines for determining director independence and qualifications for directors. The Company’s corporate governance materials, including the Corporate Governance Guidelines and charters of the committees of the Board of Directors, are available on our corporate website at corporate.ww.com/govdocs. The NCG Committee periodically reviews corporate governance developments and recommends to the Board of Directors any amendments that may be appropriate to our Corporate Governance Guidelines and committee charters as warranted.

Committees of the Board of Directors

The standing committees of the Board of Directors consist of the Audit Committee, the Compensation Committee and the NCG Committee. The Board of Directors has determined that a majority of our directors are independent under the applicable listing standards of The Nasdaq Stock Market LLC (“Nasdaq”) and our Corporate Governance Guidelines. For additional details regarding this independence determination, see “—Director Independence”.

Audit Committee

We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, the rules and regulations of the SEC, and the listing standards of Nasdaq. The current members of the Audit Committee are Ms. Brown and Messrs. Kelly and Semmelbauer. The Chair of the Audit Committee is Mr. Kelly. The Audit Committee held seven meetings during fiscal 2024.

The principal responsibilities and duties of the Audit Committee include:

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overseeing that our management has maintained the reliability and integrity of our accounting policies and financial reporting processes, including internal control over financial reporting and disclosure practices and financial statement audits;

•	overseeing that our management has established and maintained processes designed to ensure that an adequate system of internal controls is functioning;

•	overseeing that our management has established and maintained processes designed to ensure our compliance with all applicable laws, regulations and corporate policy;

•	assisting the Board of Directors in its oversight of the quality and integrity of our financial statements;

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in consultation with our independent registered public accounting firm and management, reviewing and discussing our earnings press releases (paying particular attention to the use of any “pro forma” or “adjusted” non-GAAP information and measures) and reviewing and discussing our annual and quarterly financial statements;

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overseeing the performance of our independent registered public accounting firm and retaining or terminating the independent registered public accounting firm and approving all audit and significant non-audit engagement fees and terms with such registered public accounting firm;

•	reviewing, at least annually, the qualifications, performance and independence of our independent registered public accounting firm;

•	in consultation with our independent registered public accounting firm, management and the internal auditors, reviewing the integrity of our financial reporting processes, both internal and external;

•	reviewing and discussing with our independent registered public accounting firm a draft of the auditor’s report;

•	reviewing periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures (if any), on our financial statements;

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discussing with management and our independent registered public accounting firm our guidelines and policies with respect to risk assessment and risk management, and overseeing our major financial risk exposures, including those related to internal controls and cybersecurity;

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establishing and maintaining procedures for (i) the receipt, retention and treatment of complaints received by us from any source regarding accounting, internal accounting controls or auditing matters, and (ii) the submission of concerns from our employees on a confidential, anonymous basis regarding questionable accounting or auditing matters;

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overseeing the procedures designed to implement the Company’s Amended and Restated Code of Business Conduct and Ethics (the “Code of Business Conduct and Ethics”) to ensure that they are operating effectively; and

•	preparing a periodic performance evaluation of the Audit Committee.

The Audit Committee has the power to investigate any matter of interest or concern that it deems appropriate and to retain counsel for such purpose.

The Board of Directors has determined that Mr. Kelly is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. All members of the Audit Committee must be independent directors based on our Corporate Governance Guidelines and under the listing standards of Nasdaq. Members of the Audit Committee must also satisfy a separate SEC independence requirement pursuant to Rule 10A-3 under the Exchange Act, which provides that they may not (i) accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors’ compensation and (ii) be an affiliate of the Company or any of its subsidiaries. The Board of Directors has determined that each of the Audit Committee members, Ms. Brown and Messrs. Kelly and Semmelbauer, has no material relationship with us and satisfies the independence requirements under our Corporate Governance Guidelines, the listing standards of Nasdaq, and Rule 10A-3 under the Exchange Act. The Audit Committee operates under a written charter, which is available on our corporate website at corporate.ww.com/govdocs.

Compensation Committee

The current members of the Compensation Committee are Dr. Altschuler and Ms. Bornstein. Each member of the Compensation Committee has been determined to be independent under the applicable listing standards of Nasdaq and our Corporate Governance Guidelines. The Chair of the Compensation Committee is Ms. Bornstein. The Compensation Committee held six meetings during fiscal 2024.

The principal responsibilities and duties of the Compensation Committee include:

•	establishing and reviewing the overall compensation philosophy of the Company;

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reviewing and approving, or recommending to the Board of Directors, corporate goals and objectives relevant to the Chief Executive Officer’s and other executive officers’ compensation, including annual performance objectives;

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evaluating the performance of the Chief Executive Officer and other executive officers in light of approved goals and objectives and, based on such evaluation, either reviewing and approving, or recommending to the Board of Directors, the annual salary, bonus, equity-based incentive compensation and other benefits, direct and indirect, of the Chief Executive Officer and other executive officers;

•	approving or recommending to the Board of Directors any employment relationship or transaction involving an executive officer and any related compensation;

•	considering policies and procedures pertaining to expense accounts of senior executives;

•	discussing the results of the shareholder advisory vote on “say-on-pay,” if any, with regard to the named executive officers;

•	reviewing and recommending to the Board of Directors compensation of directors and any related policies;

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considering, on at least an annual basis, whether risks arising from the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company;

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reviewing, and making recommendations to the Board of Directors with respect to, the Company’s incentive compensation plans and equity-based plans in which the executive officers participate, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing, monitoring and making recommendations to the Board of Directors with respect to, or approving, employee pension, profit sharing and benefit plans;

•	interpreting and enforcing any of the Company’s incentive compensation clawback policies;

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overseeing the preparation of certain executive compensation and human capital management disclosures, including a “Compensation Discussion and Analysis” (to the extent required), for inclusion in the Company’s annual proxy statement or annual report on Form 10-K, in accordance with the rules of the SEC; and

•	preparing recommendations and periodic reports to the Board of Directors concerning these matters, as applicable.

The day-to-day administration of savings plans, profit sharing plans, stock plans, health, welfare and paid time-off plans and policies applicable to salaried employees in general are handled by the Company’s human resources, finance and legal department employees. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Compensation Committee. The Compensation Committee operates under a written charter, which is available on our corporate website at corporate.ww.com/govdocs.

Nominating and Corporate Governance Committee

The current members of the NCG Committee are Ms. Brown and Mr. Semmelbauer. Each member of the NCG Committee has been determined to be independent under the applicable listing standards of Nasdaq and our Corporate Governance Guidelines. The Chair of the NCG Committee is Mr. Semmelbauer. The NCG Committee held four meetings during fiscal 2024.

The principal responsibilities and duties of the NCG Committee include:

•	establishing criteria for the selection of new directors to serve on the Board of Directors;

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identifying individuals qualified to become directors, consistent with the criteria approved by the Board of Directors, and selecting, or recommending that the Board of Directors select, the director nominees for the next annual meeting of shareholders or to fill vacancies or newly created directorships that may occur between such meetings;

•	considering questions of independence and possible conflicts of interests of members of the Board of Directors and executive officers;

•	evaluating candidates for nomination to the Board of Directors and conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	overseeing a set of corporate governance principles applicable to the Company and developing and recommending to the Board of Directors any changes thereto;

•	overseeing the evaluation of the Board of Directors;

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recommending members of the Board of Directors to serve on committees of the Board of Directors, as well as serve as the chairpersons thereof, and evaluating the operations and performance of such committees; and

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overseeing the Company’s environmental, social and corporate governance (“ESG”) plans, practices and reporting, overseeing corporate governance risks, and keeping abreast of related developments, all as appropriate.

The NCG Committee operates under a written charter, which is available on our corporate website at corporate.ww.com/govdocs.

Compensation Governance

Role of the Compensation Committee

The Compensation Committee is comprised of independent non-employee directors and is responsible for determining the compensation for each of the named executive officers. For a discussion of the principal responsibilities and duties of the Compensation Committee, see “—Committees of the Board of Directors—Compensation Committee”. In particular, from time to time during the fiscal year, the Compensation Committee reviews the base salary, cash bonuses, equity-based incentive compensation and other material benefits, direct and indirect, of the named executive officers.

When determining the appropriate level and mix of compensation, the Compensation Committee gives consideration to factors including the named executive officer’s impact on the Company’s results, scope of responsibility, past accomplishments and prior experience, data on prevailing compensation levels and performance evaluations from the Chief Executive Officer on roles other than her own. For each named executive officer, the Compensation Committee determines each component of compensation based on its assessment of the executive’s achievement of her or his individual performance goals and objectives, as applicable, as well as the Company’s overall achievement of its goals and objectives.

Role of Management

The Chief Executive Officer does not participate in the Compensation Committee’s deliberations or decisions regarding her own compensation. At the Compensation Committee’s request, the Chief Executive

Officer reviews the performance of the other named executive officers. The Compensation Committee gives considerable weight to these evaluations because of the Chief Executive Officer’s direct knowledge of each executive’s performance, responsibilities and contributions. Typically, no other senior executive, except the Company’s principal human resources executive and/or such executive’s designee has any regular input into executive compensation decisions.

Role of the Independent Consultant

The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FW Cook”) to serve as its independent compensation consultant. At the request of the Compensation Committee, FW Cook provides independent advice on proposals from management and insight into broader market practices and compensation trends for context, and has a consultant attend Compensation Committee meetings. FW Cook is engaged directly by the Compensation Committee, although its consultants may interact with management to enable the effective discharge of their duties.

The Compensation Committee reviewed the independence status of FW Cook and determined that the work provided by FW Cook did not raise any conflicts of interest. The Compensation Committee has sole authority to hire compensation consultants, determine the nature and scope of and the compensation for their services, evaluate their performance, and terminate their services. Compensation consultants do not determine the amount or form of executive and director compensation; their role is limited to providing data and advice to the Compensation Committee for its consideration and attending Compensation Committee meetings as requested.

The Compensation Committee may consider these inputs, observations and advice from compensation consultants as one factor in making decisions with respect to compensation matters along with information and analyses it receives from management and its own judgment and experience.

Policies Regarding the Clawback of Incentive Compensation

In 2023, our Compensation Committee recommended to the Board of Directors, and the Board of Directors adopted, an incentive clawback policy applicable to current and former executive officers in accordance with Nasdaq listing standards implementing Exchange Act Rule 10D-1 (the “Executive Clawback Policy”). The Executive Clawback Policy requires the Company to recoup or “claw back” from current and former executive officers (including the named executive officers) certain incentive compensation received by such executives on or after October 2, 2023, in the event that the Company is required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement under federal securities laws, if the compensation received by the executives exceeded the amount that would have been received had the compensation been determined based on the restated financial statements. The policy applies to all “incentive compensation,” which includes any compensation (whether cash or equity-based) received by covered executives that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, as defined in the listing standards. Under the Executive Clawback Policy, the Company’s obligation to claw back such erroneously awarded compensation is mandatory, subject to limited exceptions, and must be applied to each covered executive, regardless of fault with respect to the restatement.

The Company also has a broad-based incentive compensation clawback policy applying to, among others, the Company’s current and former officers and members of the executive team. This clawback policy permits the Compensation Committee to claw back all or portions of performance bonuses and long-term incentive awards in certain events, including the restatement of the Company’s reported financial results due to material non-compliance with financial reporting requirements or certain acts of misconduct by such employees.

Policy Regarding Executive Common Stock Ownership

The Company has no formal policy regarding Common Stock ownership or retention by the Company’s senior executives, including the named executive officers. However, the Company encourages senior executives to retain ownership of a portion of the equity-based incentive compensation that they have been awarded. The Company encourages this equity retention so that our senior executives’ interests are more closely aligned with the interests of our shareholders.

Policy Regarding Hedging

Pursuant to the Company’s Amended and Restated Securities Trading Policy (the “Securities Trading Policy”), all Company employees (including officers) and directors may not engage in any hedging or monetization transactions with respect to Company securities, including, but not limited to, through the use of financial instruments that are designed to hedge or offset any decrease in the market value of equity securities granted as compensation or held directly or indirectly, such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments. Short-term investment activity in Company securities, such as trading in or writing options, arbitrage trading or “day trading,” is also prohibited. In addition, employees and directors may not take “short” positions in Company securities.

Board Structure

The Board of Directors oversees the business and affairs of the Company and monitors the performance of management. The fundamental responsibility of the Board of Directors is to lead the Company by exercising its business judgment to act in what each director reasonably believes to be the best interests of the Company and its shareholders. Although the Board of Directors is not involved in the Company’s day-to-day operations, the directors keep themselves informed about the Company through meetings of the Board of Directors, reports from management, and discussions with the Company’s executive officers. Directors also communicate with the Company’s outside advisors, as necessary.

It has been the policy of the Company for many years to separate the positions of Chief Executive Officer and Chairman of the Board of Directors. Most recently, Mr. Semmelbauer has been the Chairman of our Board of Directors since May 2023. As the Chairman of the Board of Directors, Mr. Semmelbauer acts as the key liaison between the Board of Directors and the Chief Executive Officer, presides over meetings of the Board of Directors and the shareholders, communicates the Board of Directors’ feedback to the Chief Executive Officer, and communicates on behalf of the Board of Directors with various constituencies involved with the Company. While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe that our current policy of separation of these two positions is most appropriate for the Company at this time. To meet their responsibilities of overseeing management and setting strategic direction, as well as fostering the long-term value of the Company, among their other responsibilities, directors are required to spend time and energy in successfully navigating a wide variety of issues and guiding the policies and practices of the companies they oversee. To that end, we believe that having a separate non-executive Chairman of the Board of Directors who is solely responsible for leading the Board of Directors promotes accountability, clarifies the individual roles and responsibilities of the Chief Executive Officer and Chairman, and allows the focus of our Chief Executive Officer’s time and energy to be running the day-to-day operations of the Company.

Oversight of Risk Management

We are exposed to a number of risks, including financial risks, credit risks, operational risks, technological risks, privacy and security risks, and risks relating to regulatory and legal compliance. Our Board of Directors is responsible for overseeing the development and execution of the Company’s strategic plans and for understanding the associated risks and actions that management is taking to manage and mitigate those risks. The Board of Directors believes that taking an active role in the oversight of our corporate strategy and the related risks is appropriate, given our directors’ combined breadth and depth of experience, and is critical to ensuring that the long-term interests of WW and its shareholders are being served. The Board of Directors also encourages management to promote a culture that actively manages risks as a part of our corporate strategy and day-to-day business operations.

Our executive management team is responsible for identifying and evaluating these risks and developing plans to manage them effectively. Risk management is a Company-wide initiative. We take a multi-disciplinary approach to risk and our risk management function includes senior executives with backgrounds in finance, operations, human resources, technology, internal audit, and legal and regulatory compliance. For example, our Chief Financial Officer advises our executive management team on both financial and credit risks faced by the Company and our Chief Legal and Administrative Officer advises our executive management team on the Company’s legal and regulatory compliance. Our Chief Executive Officer is advised of and oversees these risk management efforts by the Company’s executive management team.

The Board of Directors and its committees actively oversee the Company’s risk management. The Board’s committees each play a significant role in the oversight of the Company’s risk management. The scope of each committee’s risk oversight responsibility is set forth below:

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The Audit Committee reviews our policies and guidelines with respect to risk assessment and risk management. The Audit Committee oversees our major financial risk exposures, including related to internal controls and cybersecurity, as well as the steps management has taken to monitor and control those exposures. This review includes regular assessments of the Company’s disclosure controls and procedures to assure that current practices account for material risks facing the Company. The Audit Committee and the management team meet quarterly, and more frequently as needed, to assess the Company’s risk environment, its response to present risks, and its planned responses to future and anticipated risks.

The Audit Committee oversees our cybersecurity program, as well as the steps management has taken to monitor and control cybersecurity threats and related risks. This oversight includes receiving reports on the regular assessments of the Company’s disclosure controls and procedures to ensure that current practices account for material cybersecurity risks facing the Company. The Audit Committee receives presentations on the cybersecurity program and related risks on at least a quarterly basis. These presentations address a wide range of topics including recent developments, evolving standards, vulnerability assessments, third-party and independent reviews, the threat environment, technological trends, and information security considerations arising with respect to the Company’s peers and third parties. The Audit Committee, and the full Board of Directors as necessary, also receive prompt and timely information regarding any cybersecurity incident that meets recognized established reporting thresholds, as well as ongoing updates regarding any such incident until it has been addressed. The Audit Committee routinely meets with our Chief Information Security Officer as well as outside experts as appropriate to assess cybersecurity risks and to evaluate the status of the Company’s cybersecurity efforts, which include a broad range of tools and training initiatives that work together to protect the data and systems used in our businesses.

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The Compensation Committee considers risk issues when establishing and administering our compensation program for executive officers and other key personnel. As part of its risk assessments, the Compensation Committee consults with FW Cook, its independent compensation consulting firm, to identify risks that may be associated with the Company’s compensation programs.

•	The NCG Committee oversees risks relating to corporate governance, including ESG issues, Board of Directors and committee composition and director independence.

Members of our executive management team meet with the Board of Directors, Audit Committee, Compensation Committee and NCG Committee regularly to discuss, as well as provide reports relating to, the risks facing the Company.

Identifying and Evaluating Nominees for Directors

Pursuant to our Corporate Governance Guidelines and the NCG Committee Charter, the NCG Committee is responsible for nominating, or recommending to the Board of Directors, nominees for election as directors. The NCG Committee will consider candidates for nomination as a director recommended by the Company’s shareholders, directors, officers and employees and third-party search firms and other sources it deems appropriate. Considerations in evaluating candidates include the candidate’s minimum individual qualifications, including integrity, accountability, experience and an ability to work collegially with the other members of the Board of Directors. In addition, the NCG Committee and the Board of Directors will take into account all other factors they consider appropriate, including a candidate’s skills and experience, legal and regulatory requirements and the needs of the Board of Directors. While neither the NCG Committee nor the Board of Directors has adopted a formal policy regarding diversity, they evaluate each candidate in the context of the Board of Directors’ membership as a whole and seek to maintain a mix of members that represents a diversity of background and experience in order to promote the representation of diverse views on the Board of Directors. All candidates are reviewed in the same manner, regardless of the source of the recommendation. The NCG Committee will consider individuals recommended by shareholders for nomination as a director in accordance with the procedures described below. The NCG Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential candidates.

Procedures for Submitting Director Recommendations and Nominations

The Bylaws provide that shareholders may nominate persons for election as directors at the Company’s shareholder meetings by giving timely written notice to the Corporate Secretary of the Company containing required information. The Bylaws require that, to be timely and proper, notice of a nomination by a shareholder must be personally delivered to, or mailed to and received at, the Company’s principal executive offices as follows: (a) for elections to be held at an annual meeting of shareholders, (i) at least 120 days and no more than 150 days before the first anniversary of the date of the proxy statement in conjunction with the annual meeting of shareholders for the prior year or (ii) if the date of the annual meeting is more than 30 days earlier or later than the anniversary date of the prior year’s annual meeting, not less than 60 days prior to such annual meeting; and (b) for elections that are going to take place at a special meeting of shareholders, no later than the close of business on the seventh day after the day on which notice of the date of the special meeting is first given to shareholders. To be in proper form, such notice must contain specified information concerning the matters to be brought before such meeting, including, if applicable, information required under Rule 14a-19 under the Exchange Act, and must set forth information concerning the shareholder proposing such matters, as described in the Bylaws.

For the Company’s 2026 annual meeting of shareholders (the “2026 Annual Meeting”), the foregoing information must be submitted to WW International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010.

The NCG Committee will also consider director candidates recommended by shareholders. All recommendations for nomination received by the Corporate Secretary that are made in accordance with the requirements in our Bylaws relating to director nominations, as described above, will be considered.

Director Independence

For a director to be considered independent, the Board of Directors must determine that the director does not have any relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has established guidelines to assist it in determining director independence, which conform to the independence requirements in the Nasdaq listing standards. In addition to applying these guidelines, which are set forth in Article II of our Corporate Governance Guidelines, the Board of Directors will consider all relevant facts and circumstances in making an independence determination.

The Board of Directors and the NCG Committee reviews the independence of the Company’s directors on a regular basis, and at least annually. Following this review, the Board of Directors has affirmatively determined that the following directors, who currently serve on the Board, are independent under the applicable listing standards of Nasdaq and our Corporate Governance Guidelines: Drs. Altschuler and Shrank, Mses. Bornstein and Brown and Messrs. Kelly and Semmelbauer. The Board of Directors previously determined that former director Julie Rice was independent under applicable listing standards and our Corporate Governance Guidelines. In making the independence determinations, the Board of Directors and the NCG Committee considered all relevant facts and circumstances.
Code of Business Conduct and Ethics
We have adopted the Code of Business Conduct and Ethics for our officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, and our employees and directors. Our Code of Business Conduct and Ethics is available on our corporate website at corporate.ww.com/govdocs.
In addition to any disclosures required under the Exchange Act, the date and nature of any substantive amendment of our Code of Business Conduct and Ethics or waiver thereof applicable to any of our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation
S-K
of the Exchange Act, will be disclosed within four business days of the date of such amendment or waiver on our corporate website at corporate.ww.com/govdocs and corporate.ww.com/corporate-actions, respectively. In the case of a waiver, the name of the person to whom the waiver was granted will also be disclosed on our corporate website within four business days of the date of such waiver.
Securities Trading Policies and Procedures
We have adopted policies and procedures governing the purchase, sale and/or other dispositions of our securities by directors, officers and employees and by the Company that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the listing standards of Nasdaq. A copy of our Securities Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form
10-K
for the year ended December 28, 2024.
Executive Sessions of
Non-Management
and Independent Directors
Non-management
directors meet in executive sessions of the Board of Directors in which management directors and other members of management do not participate. These sessions are periodically scheduled for non-management
directors at meetings of the Board of Directors. The Chairman of the Board of Directors, currently Mr. Semmelbauer, presides over the meetings of the non-management
directors. In addition, the directors who the Board of Directors affirmatively determined are independent under applicable Nasdaq listing standards and our Corporate Governance Guidelines hold executive sessions at least twice a year. Mr. Kelly presided over these sessions in fiscal 2024.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS AND DIRECTORS

Set forth below are the names, ages, and current positions with us as of April 21, 2025 of our executive officers and directors. Directors are elected at the annual meeting of shareholders. Executive officers are appointed by, and hold office at, the discretion of the Board of Directors.

Name	Age	Position
Tara Comonte	51	President and Chief Executive Officer, Director
Felicia DellaFortuna	41	Chief Financial Officer
Michael Amsel	41	Chief Marketing Officer
Jacqueline Cooke	46	Chief Legal and Administrative Officer and Secretary
Thilo Semmelbauer(1)(2)	59	Chairman of the Board of Directors
Steven M. Altschuler, M.D.(3)	71	Director
Julie Bornstein(3)	55	Director
Tracey D. Brown(1)(2)	57	Director
Denis F. Kelly(2)	75	Director
William H. Shrank, M.D.	53	Director

(1)	Member of the NCG Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Compensation Committee.

Tara Comonte. Ms. Comonte has served as our President and Chief Executive Officer since February 2025 and has been a director since June 2023. She previously served as our Interim President and Chief Executive Officer from September 2024 to February 2025. With over two decades of executive leadership experience across corporate and digital strategy, technology, operations and finance, Ms. Comonte has navigated a broad range of industries and complex business transitions. She served as Chief Executive Officer of TMRW Life Sciences, Inc., a life sciences technology company focused on the in vitro fertilization (IVF) sector, from May 2021 to July 2023, and as a member of its board of directors from December 2018 to September 2023. She previously worked at Shake Shack Inc., a publicly-traded restaurant chain, as President and Chief Financial Officer from October 2019 to May 2021 and Chief Financial Officer from June 2017. Prior to that, Ms. Comonte was with Getty Images Holdings, Inc., a global digital media company, where she served as Chief Financial & Business Affairs Officer and Executive Vice President from October 2016 to June 2017 and Chief Financial Officer and Senior Vice President from April 2013 to October 2016. She previously served as Chief Financial Officer at McCann Worldgroup, the world’s largest marketing communications business, from October 2010 to April 2013. Earlier in her career, she was a founding member and Global Chief Financial Officer & Chief Operating Officer of Mediabrands, part of Interpublic Group, and held various roles at publicly- traded companies and Ernst & Young where she qualified as a Chartered Accountant. Ms. Comonte earned a B.A. in Accounting and Finance from Heriot-Watt University. Ms. Comonte is a director of Peloton Interactive, Inc.

Felicia DellaFortuna. Ms. DellaFortuna has served as our Chief Financial Officer since January 2025. Prior to joining us, she was Chief Financial Officer of Enthusiast Gaming Holdings Inc., a gaming media and entertainment company, from November 2023 to December 2024. Prior to that, she served as Chief Financial Officer of BuzzFeed, Inc., a digital media company, from December 2021 to November 2023. Ms. DellaFortuna previously served in several finance leadership positions at BuzzFeed’s predecessor company, including as its Chief Financial Officer from February 2020 to December 2021, Senior Vice President of Finance from May 2019 to February 2020, Vice President of Finance from June 2017 to May 2019, and Senior Director of Finance from October 2015 to June 2017. Prior to that time, Ms. DellaFortuna held corporate finance positions with Viant Technology Inc. and XIX Entertainment Limited, and provided assurance services at Ernst & Young LLP. She holds a Certified Public Accountant license in New York. Ms. DellaFortuna received a B.S. in Accounting from Lehigh University.

Michael Amsel. Mr. Amsel has served as our Chief Marketing Officer since March 2025. Prior to joining us, Mr. Amsel served as Senior Vice President Growth, Marketing & Acquisition at Sirius XM Holdings Inc., a leading audio entertainment company, from December 2021 to March 2025, and Senior Vice President Growth, Performance & CRM, from December 2019 to December 2021. Mr. Amsel was Vice President Growth at Pandora Media, Inc., a music streaming platform, from May 2018 to December 2019, during which time it was acquired by SiriusXM. He previously served as Senior Vice President Marketing & General Manager at Bankrate, a Red Ventures company, from November 2017 to May 2018, and as Senior Vice President Marketing at Bankrate, Inc. from January 2016 to November 2017 when the company was acquired by Red Ventures, a marketing services platform. Prior to Bankrate, Mr. Amsel was Vice President of Media and held various leadership roles at Sharecare, Inc., a digital healthcare company. Mr. Amsel received a B.A. in Public Relations and Corporate Affairs from the University of Connecticut.

Jacqueline Cooke. Ms. Cooke has served as our Chief Legal and Administrative Officer and Secretary since March 2025, prior to which she served as our Chief Legal and Regulatory Officer and Secretary from August 2024 to March 2025 and our General Counsel and Secretary from March 2024 to July 2024. Prior to joining us, Ms. Cooke most recently served as General Counsel & Privacy Officer at 23andMe Holding Co. (“23andMe”), a genetics-led consumer healthcare and therapeutics company, from February 2022 to January 2024. She previously served as 23andMe’s Deputy General Counsel from March 2018 to February 2022 (including also acting as Privacy Officer from February 2020 on) and Associate General Counsel from April 2015 to February 2018. Prior to joining 23andMe, Ms. Cooke served as legal counsel at Genomic Health, Inc., a provider of genomic-based diagnostic tests that help optimize cancer care, from 2012 to 2015. She previously worked as an attorney at Latham & Watkins LLP from 2006 to 2012. Ms. Cooke received a B.A. in Ethnic Studies and Public Policy from the University of California, Berkeley, a M.P.P. from the John F. Kennedy School of Government at Harvard University and a J.D. from the Georgetown University Law Center.

Thilo Semmelbauer. Mr. Semmelbauer has been the Chairman of our Board of Directors since May 2023 and a director since September 2016. He served as a member of our former Interim Office of the Chief Executive Officer from September 2016 to July 2017. Since May 2019, Mr. Semmelbauer has served as Managing Director of Insight Partners, a global private equity and venture capital firm, where he previously served as a Senior Advisor from 2017 to 2019 and a Venture Partner from 2015 to 2017. From 2010 to 2015, he served as President and Chief Operating Officer of Shutterstock, Inc., a global marketplace for licensing images, videos, and music to businesses worldwide. From 2009 to 2010, he served as Executive Vice President, Consumer Business, of TheLadders.com, a career management company. Mr. Semmelbauer was also Weight Watchers International, Inc.’s Global Chief Operating Officer from 2006 to 2008 and Chief Operating Officer for North America from 2004 to 2006, after serving as President and Chief Operating Officer of WeightWatchers.com from 2000 to 2004 where he was part of the founding team. He holds an A.B. in Electrical Engineering and Computer Science from Dartmouth College and a dual M.S. in Management and Electrical Engineering from the Massachusetts Institute of Technology.

Steven M. Altschuler, M.D. Dr. Altschuler has been a director since September 2012. Dr. Altschuler has served as the Chief Executive Officer and Chair of the board of directors of Corner Therapeutics, Inc., a private immunotherapy company, since September 2020, and as Managing Director, Healthcare Ventures of Ziff Capital Partners, a private investment firm, since May 2018. He previously served as a consultant to the University of Miami Health Care System from September 2017 through December 2017, the Chief Executive Officer of the University of Miami Health Care System and Executive Vice President for Healthcare at the University of Miami from January 2016 to September 2017, and the Chief Executive Officer of The Children’s Hospital of Philadelphia (CHOP) from April 2000 until June 2015. Prior to assuming the role of Chief Executive Officer, Dr. Altschuler held several positions at CHOP and the Perelman School of Medicine at the University of Pennsylvania, including Physician-in-Chief/Chair of Pediatrics and chief of the Division of Gastroenterology, Hepatology and Nutrition. Dr. Altschuler received a B.A. in mathematics and an M.D. from Case Western Reserve University. Dr. Altschuler is Chairman of the board of directors of 89bio, Inc. and Lexeo Therapeutics, Inc. He previously served as a director of Adtalem Global Education Inc. and Orchard Therapeutics plc.

Julie Bornstein. Ms. Bornstein has been a director since February 2019. Since July 2023, Ms. Bornstein has served as Chief Executive Officer of Daydream, an AI-powered search and discovery shopping platform she co-founded. Until January 2023, Ms. Bornstein served as Senior Vice President and Chief Shopping Officer of Pinterest, Inc., a digital visual inspiration platform. Ms. Bornstein joined Pinterest when it acquired The Yes Platform, Inc., an AI-powered online shopping platform she co-founded and for which she served as Chief Executive Officer from February 2018 until its acquisition in June 2022. From March 2015 to September 2017, Ms. Bornstein served as Chief Operating Officer at Stitch Fix, Inc., an online styling services company. Prior to that, Ms. Bornstein served as Chief Digital Officer at Sephora, a cosmetic retail company and subsidiary of LVMH Moët Hennessy Louis Vuitton SE, from August 2007 to March 2015. Ms. Bornstein received a B.A. in Government from Harvard College and an M.B.A. from Harvard Business School. Ms. Bornstein is a director of Redfin Corporation and Sweetgreen, Inc.

Tracey D. Brown. Ms. Brown has been a director since May 2023. Since March 2023, Ms. Brown has served as Executive Vice President and President of Walgreens Retail and U.S. Chief Customer Officer of Walgreens, a portfolio brand of Walgreens Boots Alliance, Inc., an integrated healthcare, pharmacy and retail company, after serving as President Retail Products and Chief Customer Officer of Walgreens from November 2021 to February 2023. From June 2018 to November 2021, Ms. Brown served as Chief Executive Officer of the American Diabetes Association, the largest voluntary health organization in the United States. Previously, Ms. Brown was with Sam’s Club, a membership retail warehouse club and division of Walmart Inc., where she served as Senior Vice President of Operations and Chief Experience Officer from February 2017 to June 2018, Chief Member and Marketing Officer from January 2015 to February 2017, and Vice President from October 2014 to January 2015. Prior to joining Sam’s Club, Ms. Brown held various roles at RAPP Dallas (a part of the Omnicom Group), Direct Impact, Advanced Micro Devices, Peppers & Rogers Group, Dell, American Express, Exxon and Procter & Gamble. Ms. Brown earned a Bachelor of Chemical Engineering from the University of Delaware and an M.B.A. from Columbia Business School. Ms. Brown was previously a director of YETI Holdings, Inc. She also previously served as a director of our Company from February 2019 to January 2022.

Denis F. Kelly. Mr. Kelly has been a director since May 2015. Mr. Kelly is affiliated with, and has served as a Managing Partner of, Scura Partners Securities LLC, a private investment banking firm which he co-founded, since 2001. In addition, Mr. Kelly is a Hearing Officer for National Arbitration and Mediation (NAM), one of the leading dispute resolution institutions in the United States. He previously served as a Senior Advisor to TM Capital Corp., a private investment banking firm, from 2022 to 2024. From 1993 to 2001, he was a Managing Director of Prudential Securities Incorporated. Prior to that, he served as the President and Chief Executive Officer of Denbrook Capital Corporation, a merchant banking firm, from 1991 to 1993. From 1980 to 1991, Mr. Kelly held various positions at Merrill Lynch, including Managing Director of Mergers and Acquisitions and Managing Director of Merchant Banking. Mr. Kelly began his investment banking career at Lehman Brothers in 1974. Mr. Kelly received a B.A. from Amherst College and an M.B.A. from the Wharton School of Business of the University of Pennsylvania. He was previously a director of MSC Industrial Direct Co., Inc.

William H. Shrank, M.D. Dr. Shrank has been a director since August 2023. Since November 2024, Dr. Shrank has served as Chief Executive Officer of a benefits enablement company that he founded. Prior to that, Dr. Shrank was a venture partner to the Bio + Health team of Andreessen Horowitz, a private venture capital firm, from January 2023 to November 2024. He previously served as Chief Medical Officer of Humana Inc. (Humana), a leading care delivery and health plan administration company, from April 2019 to August 2022. He also served as Humana’s Chief Medical and Corporate Affairs Officer from July 2019 to July 2021 during which time he oversaw its government affairs function. Prior to joining Humana, Dr. Shrank served as Chief Medical Officer, Insurance Services Division, of the University of Pittsburgh Medical Center (UPMC) from April 2016 to February 2019. From 2013 to 2016, Dr. Shrank held several positions with CVS Health Corporation (CVS Health), a health solutions company, including Senior Vice President, Chief Scientific Officer, and Chief Medical Officer of Provider Innovation. Prior to joining CVS Health, Dr. Shrank served as Director, Research and Rapid-Cycle Evaluation Group, for the Center for Medicare and Medicaid Innovation, part of the Centers for Medicare and Medicaid Services (CMS). Dr. Shrank began his career as a practicing physician with Brigham and

Women’s Hospital in Boston, Massachusetts and as an assistant professor at Harvard Medical School. Dr. Shrank received a B.A. in Psychology from Brown University and an M.D. from Cornell University Medical College. He also holds a M.S. in Health Services from the University of California, Los Angeles. Dr. Shrank is a director of Walgreens Boots Alliance, Inc.

Director Qualifications

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors and NCG Committee focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ and nominees’ individual biographies set forth immediately above. In particular, the Board of Directors and NCG Committee considered:

•

Mr. Semmelbauer’s experience with Internet and technology companies for over 30 years, including as part of the founding team of WeightWatchers.com, and his extensive knowledge and understanding of digital product development, e-commerce, technology and general management processes and operations.

•

Dr. Altschuler’s experience as a senior executive and physician for a leading healthcare organization and his extensive knowledge and understanding of the healthcare industry, nutrition and obesity, general management and business operations, complex regulatory matters, and financial management and accounting.

•

Ms. Bornstein’s experience as a senior executive specializing in digital products and marketing technology for leading online services companies and her extensive knowledge and understanding of consumer loyalty programs, e-commerce and financial management and accounting.

•

Ms. Brown’s experience as a senior executive with extensive knowledge and understanding of consumer behavior, including membership strategy and experiences, subscription offerings and financial management and accounting, as well as her role as the former chief executive officer of the American Diabetes Association, the largest voluntary health organization in the United States and a global authority on diabetes.

•

Ms. Comonte’s experience with corporate transformations, including those of companies at the intersection of healthcare and technology, her extensive knowledge and understanding of corporate finance and accounting, financial management, corporate strategy and general management processes and operations, and her position as Chief Executive Officer of the Company having responsibility for the day-to-day oversight of the Company’s business operations.

•

Mr. Kelly’s experience in investment banking and strategic transactions and his extensive knowledge and understanding of corporate finance and accounting, business development and international corporate strategy.

•

Dr. Shrank’s experience as a senior executive of, and advisor to, various healthcare companies, his extensive knowledge and understanding of care delivery, clinical strategies, governmental affairs and healthcare policy, and his thought leadership in the transformation of the healthcare system.

The Board of Directors seeks to maintain a mix of members that represents a diversity of background and experience in order to promote the representation of diverse views on the Board of Directors.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Audit fees for fiscal 2024 and fiscal 2023 were for professional services rendered by PricewaterhouseCoopers in connection with its (i) integrated audits of our consolidated financial statements and internal control over financial reporting as of and for fiscal 2024 and fiscal 2023, including statutory audits of the financial statements of our subsidiaries, (ii) reviews of our unaudited consolidated interim financial statements as of and for each of the quarterly interim periods within fiscal 2024 and fiscal 2023 and (iii) reviews of documents filed with the SEC.

Audit-Related Fees

Audit-related fees were for assurance and related services rendered by PricewaterhouseCoopers that were reasonably related to the performance of the audit or the review of our financial statements and not included in audit fees. Such fees for fiscal 2023 were related to the issuance of various special reports.

Tax Fees

Tax fees for fiscal 2024 and fiscal 2023 were for services rendered by PricewaterhouseCoopers primarily related to tax compliance, tax consulting and various special projects (including advice on tax examinations).

All Other Fees

All other fees for fiscal 2024 and fiscal 2023 were for services rendered by PricewaterhouseCoopers primarily related to assistance with statutory account filings and other miscellaneous professional services.

All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Pre-Approval Policy for Audit and Non-Audit Services provides for pre-approval of audit, audit-related, tax and other services specifically described in appendices to the policy. Such services are pre-approved up to a specified fee limit and for a term of 12 months from the date of pre-approval, unless the Audit Committee provides for a different period. All other permitted services, as well as proposed services exceeding the pre-approved fee limit, must be separately pre-approved by the Audit Committee. Requests for services that require the specific approval by the Audit Committee must be submitted to the Audit Committee by both our independent registered public accounting firm and our Chief Financial Officer and/or Corporate Controller, and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee delegated specific pre-approval authority to its chairperson, provided that the estimated fee for any such proposed pre-approved service does not exceed $100,000 in the aggregate. Pursuant to this delegation, the chairperson must report any pre-approval decision to the Audit Committee at its next scheduled meeting.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered to us by PricewaterhouseCoopers for fiscal 2024 and fiscal 2023:

	Fiscal 2024	Fiscal 2023
Audit Fees	$2,940,387	$3,659,848
Audit-Related Fees	—	3,311
Tax Fees	36,469	38,304
All Other Fees	7,484	7,725

Total Fees	$2,984,340	$3,709,188

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors with respect to the Company’s audited financial statements for fiscal 2024.

The Audit Committee is governed by the Audit Committee Charter adopted by the Company’s Board of Directors. Our Board of Directors has determined that each current member of the Audit Committee, Denis F. Kelly, Tracey D. Brown and Thilo Semmelbauer, is an “independent” director based on Rule 10A-3 of the Exchange Act, the listing standards of Nasdaq, and our Corporate Governance Guidelines, and that Mr. Kelly is an “audit committee financial expert” as defined by SEC rules.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee has met, reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Audit Committee has held discussions with management and PricewaterhouseCoopers, the Company’s independent registered public accounting firm for fiscal 2024, regarding the fair and complete presentation of the Company’s financial position and results of operations in accordance with accounting principles generally accepted in the United States of America and regulations of the SEC. The Audit Committee also has held discussions with management and PricewaterhouseCoopers regarding the effectiveness of the Company’s internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. PricewaterhouseCoopers is responsible for expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also discussed with PricewaterhouseCoopers the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

In addition, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that PricewaterhouseCoopers is independent from the Company and its management. The Audit Committee has pre-approved all fiscal 2024 audit and permissible non-audit services and the fees associated with those services. Further, the Audit Committee has discussed with PricewaterhouseCoopers the overall scope and plans for the audit.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2024.

This report is being provided by the following independent directors who constituted the Audit Committee as of April 11, 2025, the date of the approval of this report by the Audit Committee.

Respectfully submitted,

Audit Committee

Denis F. Kelly, Chair

Tracey D. Brown

Thilo Semmelbauer

EXECUTIVE COMPENSATION

The Company is a smaller reporting company (“SRC”) under the rules promulgated by the SEC and follows the compensation disclosure requirements applicable to SRCs for the executive compensation disclosure included in this Proxy Statement.

This section discusses the compensation awarded to, earned by or paid to the Company’s “named executive officers” with respect to fiscal 2024.

Named Executive Officers	Title
Tara Comonte(1)	President and Chief Executive Officer
Donna Boyer(2)	Former Chief Product Officer
Jacqueline Cooke(3)	Chief Legal and Administrative Officer and Secretary
Sima Sistani(4)	Former Chief Executive Officer
Heather Stark(5)	Former Chief Financial Officer

(1)

The Board of Directors appointed Ms. Comonte as Interim President and Chief Executive Officer effective September 27, 2024. On February 26, 2025, the Board of Directors appointed Ms. Comonte as President and Chief Executive Officer of the Company, removing her interim status effective immediately. Neither appointment impacted Ms. Comonte’s continued service as a director of the Company but as an employee she is no longer eligible to receive compensation under the Company’s non-employee director compensation policy.

(2)

Ms. Boyer joined the Company as Chief Product Officer on May 1, 2024. She ceased serving as Chief Product Officer of the Company, effective April 4, 2025, and transitioned to an advisory role on that same date to ensure a smooth transition of her responsibilities. Her employment with the Company will end on May 31, 2025 unless the Company and Ms. Boyer mutually agree to extend her employment to June 28, 2025.

(3)

Ms. Cooke joined the Company as General Counsel and Secretary on March 7, 2024. The Board of Directors appointed her as Chief Legal and Regulatory Officer and Secretary effective August 1, 2024 and subsequently appointed her as Chief Legal and Administrative Officer and Secretary effective March 18, 2025.

(4)	Ms. Sistani ceased serving as the Company’s Chief Executive Officer and departed the Company on September 27, 2024.
(5)	Ms. Stark ceased serving as the Company’s Chief Financial Officer and departed the Company on December 27, 2024.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of the named executive officers for fiscal 2024 and fiscal 2023, as applicable.

Name and Principal Position	Fiscal Year	Salary(1)	Bonus		Stock Awards(2)		Option Awards	Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
Tara Comonte	2024	$351,923	—		$546,183	(4)	—	—	$96,381	(5)	$994,487
President and Chief Executive Officer

Donna Boyer	2024	$387,692	$600,000	(6)	$646,533	(7)	—	—	$4,206	(8)	$1,638,431
Former Chief Product Officer

Jacqueline Cooke	2024	$398,077	$362,500	(9)	$103,230		—	—	$8,571	(10)	$872,378
Chief Legal and Administrative Officer and Secretary

Sima Sistani	2024	$972,447	—		$1,061,575		—	$933,085	$508,243	(11)	$3,475,350
Former Chief Executive Officer	2023	$1,236,000	—		$5,161,249		—	$2,470,084	$6,085		$8,873,418

Heather Stark(12)	2024	$508,504	—		$105,326		—	$204,186	$61,145	(13)	$879,161
Former Chief Financial Officer	2023	$481,038	—		$756,748		—	$439,269	$13,874		$1,690,929

(1)

Amounts shown reflect the named executive officer’s annual or monthly base salary, as the case may be, earned during the fiscal year taking into account increases, if any, in base salary during the course of the year and are not reduced to reflect the named executive officer’s election, if any, to defer receipt of salary into our savings plan for salaried U.S. employees, or in the case of Ms. Stark, our savings plan for eligible, full-time Canadian employees. Any increases in annual base salary for named executive officers in each fiscal year were determined following the beginning of that year. In fiscal 2024, only Mses. Sistani’s and Stark’s annual base salaries were increased in connection with the Company’s annual base salary review. The amount shown for each of Mses. Comonte, Boyer and Cooke reflects that portion of her salary earned from the date she commenced employment with the Company on September 27, 2024, May 1, 2024 and March 7, 2024, respectively. Each of Mses. Sistani’s and Stark’s salary earned in fiscal 2024 reflects that portion of her salary earned prior to her departure on September 27, 2024 and December 27, 2024, respectively. For additional details on actions taken with respect to the base salaries of the named executive officers in fiscal 2024, see “—Narrative Disclosure to Summary Compensation Table—2024 Executive Compensation Determinations—Base Salary”.

(2)

Stock awards for fiscal 2024 consist of awards of restricted stock units (“RSUs”) and, other than in the case of Ms. Comonte, performance stock units (“PSUs”), as well as the grants of deferred stock units (“DSUs”) to Ms. Comonte. The award of an RSU or DSU is the right to receive one share of our Common Stock upon the applicable vesting or distribution date, respectively. The award of a PSU is the right to receive a number of shares of Common Stock upon the satisfaction of certain time- and performance-vesting criteria. The time-vesting criteria for 2024 awards will be or would have been, as the case may be, satisfied on May 15, 2027. The performance-vesting criteria for 2024 awards will be or would have been, as the case may be, satisfied based on the Company’s Relative Total Shareholder Return (as defined in the applicable term sheet for the PSU awards) percentile during the period from January 1, 2024 through December 31, 2026 as compared to the Total Shareholder Return (as defined in the applicable term sheet for the PSU awards) of the other companies within the Russell 2000 Index. The final number of PSUs earned can range from 0-200% of the target number, depending on Company performance. For additional details on the number of PSUs that become vested upon satisfaction of both the above vesting criteria and other material terms, see “—Narrative Disclosure to Summary Compensation Table—2024 Executive Compensation Determinations—Long-Term Equity Incentive Compensation—Fiscal 2024 Annual Equity Incentive Awards”. Amounts shown for fiscal 2024 represent the aggregate grant date fair value of the applicable RSUs, PSUs and DSUs, if any, granted during fiscal 2024, each as calculated in accordance with applicable accounting standards. The grant date fair value for RSUs and DSUs is based solely on the closing price of our Common Stock on the date of the grant or, if the market was closed on the date of the grant, the last trading day that immediately preceded the date of the grant. The grant date fair value of PSUs was calculated in accordance with ASC Topic 718 using a Monte Carlo Simulation model as of the grant date. For purposes of ASC Topic 718, the PSUs are deemed subject to market conditions, as opposed to performance conditions, and therefore do not have maximum grant date fair values that differ from the grant date fair values under ASC Topic 718. The assumptions made in determining PSU values are disclosed in Note 12 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2024.

(3)

Amounts shown consist solely of the eligible named executive officer’s annual, performance-based cash bonus. Pursuant to each of their respective offer letters, Mses. Boyer and Cooke were each guaranteed a fiscal 2024 annual, performance-based cash bonus equal to her target bonus amount which is shown in the “Bonus” column in the above table. Pursuant to Ms. Sistani’s employment agreement, she received a fiscal 2024 annual, performance-based cash bonus based on actual Company performance prorated based on her departure date of September 27, 2024. Pursuant to Ms. Stark’s separation agreement, she received a full fiscal 2024 annual, performance-based cash bonus based on actual Company performance.

(4)

Amount shown represents (x) $500,000, the grant date fair value of an award of 599,736 RSUs, which vested one-sixth over six months on each monthly anniversary of the grant date, granted on September 27, 2024 in connection with Ms. Comonte’s interim appointment and (y) pursuant to the Company’s non-employee director compensation policy, $46,183, the grant date fair value of 14,703 fully vested

DSUs issued under the Director Deferred Compensation Program (defined hereafter) representing the aggregate non-employee director fees paid in equity in fiscal 2024, prorated based on Ms. Comonte’s time serving on the Board of Directors during fiscal 2024 until her appointment as Interim President and Chief Executive Officer effective September 27, 2024.

(5)

Amount shown reflects (x) pursuant to the Company’s non-employee director compensation policy, payment of cash fees by the Company in the aggregate of $78,931 with respect to Ms. Comonte’s fiscal 2024 service as a member of the Board of Directors, Audit Committee and Compensation Committee plus a fractional share payment, prorated based on her time serving on the Board of Directors and committees thereof during fiscal 2024 until her appointment as Interim President and Chief Executive Officer effective September 27, 2024; (y) amounts with respect to contributions by the Company to its savings plan for salaried U.S. employees for Ms. Comonte’s benefit; and (z) amounts with respect to attorney’s fees paid on behalf of Ms. Comonte in connection with the negotiation of her employment agreement as Interim President and Chief Executive Officer.

(6)

Amount shown consists solely of Ms. Boyer’s guaranteed fiscal 2024 annual, performance-based cash bonus awarded at her target bonus amount pursuant to her offer letter. See “—Narrative Disclosure to Summary Compensation Table—2024 Executive Compensation Determinations—Cash Bonuses—Annual, Performance-Based Cash Bonus” for additional details.

(7)

Amount shown reflects Ms. Boyer’s annual equity grant and a hiring award of 225,000 RSUs, all granted in one installment on May 15, 2024 and which vest one-third per year over three years on each anniversary of the grant date. See “—Narrative Disclosure to Summary Compensation Table—2024 Executive Compensation Determinations—Long-Term Equity Incentive Compensation” for additional details.

(8)	Amount shown consists solely of contributions by the Company to its savings plan for salaried U.S. employees for Ms. Boyer’s benefit.

(9)

Amount shown reflects Ms. Cooke’s guaranteed fiscal 2024 annual, performance-based cash bonus awarded at her target bonus amount pursuant to her offer letter and the first installment of her sign-on bonus in the amount of $62,500. See “—Narrative Disclosure to Summary Compensation Table—2024 Executive Compensation Determinations—Cash Bonuses” for additional details.

(10)	Amount shown consists solely of contributions by the Company to its savings plan for salaried U.S. employees for Ms. Cooke’s benefit, as well as amounts with respect to a wellness allowance.

(11)

Amount shown consists solely of an aggregate $497,004 of payments and benefits paid, accrued or provided, as the case may be, in connection with Ms. Sistani’s departure from the Company (consisting of $301,584 of salary continuation payments, $107,120 in paid advisory fees, $50,000 in attorney’s fees paid on behalf of Ms. Sistani in connection with the negotiation of her separation arrangement, $37,500 paid for executive coaching services and $800 for the retainment of a Company-issued mobile device), as well as amounts with respect to contributions by the Company to its savings plan for salaried U.S. employees for Mr. Sistani’s benefit and mobile device charges. See “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers—Sima Sistani, Former Chief Executive Officer” for additional details regarding Ms. Sistani’s separation arrangement.

(12)

The amounts reported in the “Salary”, “Non-Equity Incentive Plan Compensation”, and “All Other Compensation” columns were paid to Ms. Stark in Canadian dollars. Amounts paid in Canadian dollars were converted into U.S. dollars using the average monthly exchange rate applicable to the month during which salary or other compensation was earned, such rates ranging from $0.7017 to $0.7454, except with respect to (x) the “Non-Equity Incentive Plan Compensation” column, which amount was converted to U.S. dollars using the March 3, 2025 exchange rate (i.e., $0.6904), the date on which Ms. Stark’s annual performance based cash bonus was approved; (y) as well as amounts with respect to a wellness allowance that were converted into U.S. dollars using the exchange rate on the dates such amounts were paid: February 21, 2024 (i.e., $0.7405), March 20, 2024 (i.e., $0.7412), and December 24, 2024 (i.e. $0.6964); and (z) with respect to the accrued but unused vacation, the date on which such amount was paid, December 24, 2024 (i.e., $0.6964).

(13)

Amount shown consists solely of payment with respect to unused vacation pay of $46,873, contributions by the Company of $11,680 in the aggregate to its savings plan for eligible, full-time Canadian employees for Ms. Stark’s benefit, as well as amounts with respect to a wellness allowance, the retainment of a Company-issued laptop and mobile device charges. See “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers—Heather Stark, Former Chief Finance Officer” for additional details regarding Ms. Stark’s separation agreement.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE

The Company’s named executive officers’ compensation in fiscal 2024 was primarily comprised of the following: (i) base salary, (ii) an annual, performance-based cash bonus, (iii) long-term incentives and (iv) benefits and perquisites. The Company’s executive compensation structure is intended to attract, motivate and retain exceptional talent critical to our near- and long-term success, and align their compensation with measures that reflect strategic and financial performance and shareholder value creation.

2024 Executive Compensation Determinations

The following is a discussion of the specific factors considered in determining base salary, cash bonuses and other payments and long-term equity incentive compensation for fiscal 2024 as well as other compensation matters for the named executive officers.

Base Salary

Given the interim nature of Ms. Comonte’s appointment as Interim President and Chief Executive Officer effective September 27, 2024, the Compensation Committee did not approve an annual base salary for her services in the year but instead determined to pay her $125,000 per month. Prior to such interim appointment, Ms. Comonte received compensation for her services as a director under the Company’s non-employee director compensation policy.

The table below identifies actions, if any, taken during fiscal 2024 with respect to the base salaries of the named executive officers other than Ms. Comonte.

Named Executive Officer	2024 Base Salary and Action(s) (if any)
Donna Boyer(1)	$600,000
Jacqueline Cooke(2)	$500,000
Sima Sistani(3)	Increase in annual base salary from $1,236,000 to $1,285,440 effective March 17, 2024
Heather Stark(4)	Increase in annual base salary from $507,243 (CAD$685,000)(5) to $518,350 (CAD$700,000)(5) effective March 24, 2024

(1)

Ms. Boyer joined the Company as Chief Product Officer on May 1, 2024. She ceased serving as Chief Product Officer of the Company, effective April 4, 2025, and transitioned to an advisory role on that same date. Her employment with the Company will end on May 31, 2025 unless the Company and Ms. Boyer mutually agree to extend her employment to June 28, 2025.

(2)	Ms. Cooke joined the Company as General Counsel and Secretary on March 7, 2024.
(3)	Ms. Sistani ceased serving as the Company’s Chief Executive Officer and departed the Company on September 27, 2024.
(4)	Ms. Stark ceased serving as the Company’s Chief Financial Officer and departed the Company on December 27, 2024.
(5)

Amount shown in Canadian dollars was converted into U.S. dollars using the applicable exchange rate on February 26, 2024 (i.e., $0.7405), the date the Compensation Committee approved Ms. Stark’s salary increase.

Mses. Comonte’s, Boyer’s and Cooke’s employment with the Company commenced in fiscal 2024. In determining each of their respective base salaries, the Compensation Committee reviewed the respective job responsibilities of her position, expected future contributions, compensation at prior employers, competitive conditions for a candidate with her experience and skills, and the relationship of her compensation to the compensation of other senior executives at the Company (and, in the case of Ms. Comonte, the relationship of her compensation to Ms. Sistani’s compensation immediately prior to her departure) and determined that the base salary was appropriate to attract each to her new position with the Company given her experience and skills and the competitive environment, to ensure retention and to motivate her future performance.

The Compensation Committee increased the base salary of each of Mses. Sistani and Stark effective March 17, 2024 and March 24, 2024, respectively, in connection with the Company’s annual base salary review. In determining each of their base salary increases, the Compensation Committee reviewed her past performance of her job responsibilities and contributions made to the Company, competitive conditions and the relationship of her compensation to the compensation of other senior executives at the Company and determined that the increase in base salary was appropriate to reward performance, ensure retention and motivate performance against the Company’s strategic initiatives.

Cash Bonuses

Annual, Performance-Based Cash Bonus

Annual Target Bonus Percentages

The Company’s executive compensation program provides for a variable cash bonus that incentivizes and rewards executives based on the achievement of Company and individual performance objectives, as applicable. Each eligible named executive officer’s annual target cash bonus, expressed as a percentage of base salary, is reviewed by the Compensation Committee periodically. No actions were taken during fiscal 2024 with respect to the annual target bonus percentages of the eligible named executive officers other than the setting of target bonus percentages for Mses. Boyer and Cooke in connection with their commencing employment with the Company. With respect to the fiscal 2024 annual, performance-based cash bonus program, the level of annual cash bonus that could have been earned based on the Company’s financial performance ranged from 0% to 100% of target depending on performance. Following are the target bonus opportunities for the eligible named executive officers approved for the fiscal 2024 annual, performance-based cash bonus program:

Named Executive Officer	Target Bonus Opportunity (% of Base Salary at Fiscal 2024 Year End or Departure Date, as applicable)
Tara Comonte(1)	N/A
Donna Boyer	100%
Jacqueline Cooke	60%
Sima Sistani	150%
Heather Stark	65%

(1)	Ms. Comonte was not eligible to participate in the Company’s fiscal 2024 annual, performance-based cash bonus program given her interim status.

Company Financial Performance

For fiscal 2024, the annual, performance-based cash bonus (the “2024 Bonus Plan”) for each eligible named executive officer was determined using the guidelines and performance criteria generally applicable to all executives of the Company. In April 2024, the Compensation Committee established full-year, operating income as the sole financial performance metric with End of Period Subscribers and Subscription Revenues on both a global and Clinical basis as performance gatekeeper metrics at threshold, as applicable, and for any amount to be paid above target. At such time, the Compensation Committee determined that a rating between 0% and 200% for the portion of each eligible named executive officer’s annual cash bonus determined by the Company’s achievement of its financial performance goals was to be determined based on the following scale:

Range of Operating Income Financial Performance Goal Ratings

Percentage of Target Operating Income Achieved during Fiscal Year	Required Subscription Revenue and End of Period Subscribers to be Achieved during Fiscal Year	Operating Income Financial Performance Goal Rating

Less than 85% (i.e., $85.0 million)	N/A	0.0%

85-99.99% (i.e., $85.0-$99.99 million)	Subscription Revenues greater than $822.7 million	38.52-99.9%

100% (i.e., $100.0 million)	Subscription Revenues greater than $822.7 million	100.0%

100.1-181.32% (i.e., $100.1-$181.32 million)

(i) Subscription Revenues equal to or greater than $830 million, including $100 million Clinical Subscription Revenues; and

(ii) End of Period Subscribers of 3.8 million or greater, including at least 140,000 Clinical End of Period Subscribers

		100.1-199.99%

181.33% (i.e., $181.33 million) and greater	(i) Subscription Revenues equal to or greater than $830 million, including $100 million Clinical Subscription Revenues; and (ii) End of Period Subscribers of 3.8 million or greater, including at least 140,000 Clinical End of Period Subscribers	200.0%

The operating income financial performance goal rating for a percentage of the operating income achieved for the fiscal year that would fall between target percentages of operating income set forth above would be calculated on two linear sliding scales depending on whether performance was above or below the target amount of 100% achievement.

In July 2024, the Compensation Committee reevaluated the 2024 Bonus Plan and determined to amend the plan to modify the financial performance goals in a manner that balanced driving and incentivizing performance alongside promoting retention and financial performance in the challenging market environment. The amendments (i) revised the previously approved global subscriber revenue target to $775.0 million from $822.7 million to address the challenging recruitment landscape and repositioned this goal as a gatekeeper for target versus threshold payout; (ii) revised the performance goal rating at threshold to 40% from 38.52%; (iii) capped any 2024 Bonus Plan payout related to the Company’s financial performance at target (i.e., 100%), provided, however, if subscriber revenue was less than target, the maximum bonus amount payable under the 2024 Bonus Plan with respect to the Company’s financial performance was capped at 70%, unless otherwise previously agreed to by the employee and the Company; and (iv) removed the previously approved gatekeeper metrics with respect to Clinical Subscription Revenues and End of Period Subscribers for both global and Clinical. The amendments did not adjust the previously approved operating income target under the 2024 Bonus Plan. The Compensation Committee determined that the achievement of the Company’s financial performance goals, as amended, was to be determined based on the following amended scale:

Range of Operating Income Financial Performance Goal Ratings

Percentage of Target Operating Income Achieved during Fiscal Year	Operating Income Financial Performance Goal Rating

Less than 85.0% (i.e., $85.0 million)	0.0%

85.0-99.99% (i.e., $85.0 million-$99.99 million)	40.0-99.9%*

100.0% (i.e., $100.0 million)	100.0%*

*	Operating income financial performance goal rating of 70.0% or higher was subject to the achievement of at least $775.0 million of subscription revenue in fiscal 2024.

The operating income financial performance goal rating for a percentage of the operating income achieved for the fiscal year that fell between target percentages of operating income set forth above was calculated on a linear sliding scale.

The Compensation Committee believes that the evaluation of the Company’s financial performance goals is best achieved if the actual fiscal year results are adjusted to exclude certain items while the target objectives remain fixed. For fiscal 2024, the Compensation Committee reserved the ability to adjust the actual results to exclude the effects, if any, of extraordinary, unusual or infrequently occurring events, significant non-operating items, macroeconomic events or trends or changes in accounting principles and to exercise discretion with respect to matters of accounting judgment and allocation. The Company reported fiscal 2024 operating loss of $(236.22) million. The Compensation Committee evaluated this actual performance against the established operating income performance goal of $100.0 million. Following its evaluation, the Compensation Committee adjusted the reported operating loss of the Company for fiscal 2024 by $327.47 million in the aggregate, which consisted of the exclusion of (x) the aggregate impact of fiscal 2024 impairment charges of $315.03 million; (y) $8.5 million of the net impact of restructuring charges in fiscal 2024; and (z) the impact of $3.9 million of separation expenses related to Ms. Sistani’s departure from the Company. As a result of these adjustments, fiscal 2024 adjusted operating income was $91.25 million (91.25% of the operating income goal). Therefore, the Compensation Committee approved a payout of 65% with respect to operating income performance as set forth below.

Individual Performance

Named executive officers, other than the Chief Executive Officer and Chief Financial Officer, typically have an element of their annual, performance-based cash bonus determined based on performance relative to individual goals for the fiscal year. Given Mses. Boyer and Cooke had guaranteed fiscal 2024 annual, performance-based cash bonuses equal to 100% of their respective target bonus opportunity pursuant to their respective offer letters, neither had an individual performance payout amount included in their actual bonus paid as guaranteed.

Payout of the Fiscal 2024 Annual, Performance-Based Cash Bonus

The Compensation Committee determines and approves the amount of the annual, performance-based cash bonus to be paid to each eligible named executive officer following fiscal year end, with the payout generally occurring in March or April following the completion of the annual audit of the Company’s financial statements by the Company’s independent registered public accounting firm.

The following table shows the annual target bonus percentage and the overall bonus percentage payout for, and the related actual bonus paid to, each of the eligible named executive officers for fiscal 2024:

Named Executive Officer	Target Bonus Percentage (as a % of Fiscal Year Base Salary(1))	Overall Bonus Percentage Payout	Actual Performance- Based Cash Bonus
Tara Comonte(2)	N/A	N/A	N/A
Donna Boyer	100%	100%	$600,000	(3)
Jacqueline Cooke	60%	100%	$300,000	(3)
Sima Sistani	150%	65%	$933,085	(4)
Heather Stark	65%	65%	$204,186	(5)

(1)	Base salary amounts of the named executive officers as of fiscal 2024 year-end or departure date, as applicable.
(2)	Ms. Comonte was not eligible to participate in the Company’s fiscal 2024 annual, performance-based cash bonus program given her interim status.
(3)	Pursuant to each of their respective offer letters, Mses. Boyer and Cooke were each guaranteed a fiscal 2024 annual cash bonus equal to her target bonus amount.
(4)

Pursuant to the terms of Ms. Sistani’s employment agreement, she was eligible to receive a fiscal 2024 annual cash bonus based on the Company’s financial performance, pro-rated based on the number of days she was employed by the Company in fiscal 2024. See “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers—Sima Sistani, Former Chief Executive Officer” for additional details regarding Ms. Sistani’s departure.

(5)

Pursuant to the terms of Ms. Stark’s separation agreement, she was eligible to receive a full-year, annual cash bonus for fiscal 2024 based on the Company’s financial performance. Amount shown was paid in Canadian dollars and converted into U.S. dollars using the applicable exchange rate on March 3, 2025 (i.e., $0.6904), the date on which Ms. Stark’s annual, performance-based cash bonus was approved. See “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers—Heather Stark, Former Chief Financial Officer” for additional details regarding Ms. Stark’s separation agreement.

Other Cash Bonuses

In order to attract Ms. Cooke to the position of General Counsel and Secretary, the Compensation Committee determined to pay her a sign-on cash bonus of $125,000, payable in two equal installments, in connection with the commencement of her employment with the Company. The first installment was paid in May 2024 following the commencement of her employment and the second installment was paid in January 2025. Ms. Cooke would have had to repay her sign-on bonus if she had voluntarily resigned or was terminated for “cause” prior to March 7, 2025, the one-year anniversary of her employment date.

Long-Term Equity Incentive Compensation

The Compensation Committee periodically awards executives, including the named executive officers, equity-based awards. The principal objective is to align compensation for executives over a multi-year period directly with the interests of shareholders of the Company.

Fiscal 2024 Annual Equity Incentive Awards

All named executive officers, other than Ms. Comonte, received an annual equity incentive award on May 15, 2024. Given Ms. Comonte commenced employment on September 27, 2024, she did not receive an annual equity incentive award in fiscal 2024. The annual awards were granted to each then-eligible named, executive officer in a combination of restricted stock units (“RSUs”) and performance stock units (“PSUs”), allocated equally between the two. The RSUs have time-vesting criteria and vest or would have vested, as the case may be, one-third per year over three years on each anniversary of the grant date. The PSUs have both time- and performance-vesting criteria. The time-vesting criteria will be or would have been, as the case may be, satisfied on the third anniversary of the grant date (i.e., May 15, 2027). The performance-vesting criteria will be or would have been, as the case may be, satisfied based on the Company’s Relative Total Shareholder Return (as defined in the applicable term sheet for the PSU awards) percentile during the period from January 1, 2024 through December 31, 2026 as compared to the Total Shareholder Return (as defined in the applicable term sheet for the PSU awards) of the other companies within the Russell 2000 Index. The total number of PSUs that will vest shall be, or that would have vested would have been, as the case may be, equal to (x) the target number of PSUs granted multiplied by (y) the applicable Achievement Percentage, determined as follows:

Level of Achievement	Relative Total Shareholder Return Percentile	Achievement Percentage
Below Threshold	Less than 25 th Percentile	0%
Threshold	25 th – 49.99 th Percentile	50-99.99%
Target	50 th Percentile	100%
Above Target	50.01 th – 75 th Percentile	100.1-199.99%
Maximum	75.01 th or greater Percentile	200%
As previously disclosed, in response to concerns about share dilution and the availability of shares under our Third Amended and Restated 2014 Stock Incentive Plan, the Compensation Committee determined that the fiscal 2024 annual equity awards would be granted based on a fixed share price methodology. The share price used to determine the number of RSUs and PSUs to grant on May 15, 2024 was fixed at $9.13. Historically, when converting the aggregate dollar value for an annual award into a number of RSUs or PSUs, the number of RSUs and PSUs granted has been determined based on the closing price of our Common Stock one week before the applicable grant date.
The Compensation Committee approved the following annual equity awards in respect of fiscal 2024 for the eligible named executive officers:

Named Executive Officer	Opportunity (% of Base Salary) Target Value (1)	Target		Total No. of RSUs and PSUs Assumed Granted Based on $1.89 Share Price (2)	Total No. of RSUs and PSUs Granted Based on Fixed Share Price Methodology at $9.13
Donna Boyer	175%	$1,050,000		555,554	115,004
Jacqueline Cooke	100%	$500,000		264,550	54,764
Sima Sistani	400%	$5,141,760		2,720,506	563,170	(3)
Heather Stark	100%	$510,160	(4)	269,924	55,876	(3)

(1)	Target value of annual equity award as approved by the Compensation Committee.
(2)	Aggregate number of RSUs and PSUs that would have been granted if the historical methodology for determining the number of equity units to grant had been used.
(3)	These awards were forfeited in connection with Mses. Sistani’s and Stark’s departures from the Company.
(4)	CAD$700,000 converted into U.S. dollars using the applicable exchange rate on May 8, 2024 (i.e., $0.7288), the date one week before the grant date.
Policies and Practices Related to the Timing of Equity Awards
Our executive compensation program for fiscal 2024 did not include awards of stock options, and we currently have no policy, program, practice, or plan pertaining to the timing of stock option grants with respect to the release of material non-public
information. We also have not timed the release of
material non-public
information for the purpose of affecting the value of executive compensation.
Special Awards
From time to time, special equity awards may be made to certain named executive officers in connection with an appointment, promotion, change in or assumption of new job responsibilities, job performance or other special circumstance. In connection with Ms. Comonte’s appointment as Interim President and Chief Executive Officer, the Compensation Committee determined to grant Ms. Comonte an RSU award with a grant date value of $500,000 which was converted into a number of RSUs by dividing such grant date value with the closing price of our Common Stock on the grant date, September 27, 2024. These RSUs vested in six equal monthly installments on each monthly anniversary of the grant date. The Compensation Committee also determined to grant Ms. Boyer a hiring award of 225,000 RSUs to attract her to the position of Chief Product Officer as well as to ensure retention and to reward and incentivize performance and creation of shareholder value. Ms. Boyer’s hiring award was granted in one installment on May 15, 2024 and vests one-third per year over three years on each anniversary of the grant date; provided, however, such vesting shall cease upon her departure from the Company and any unvested portion of such award shall be cancelled.

Other Cash Payments

In connection with Ms. Sistani’s departure from the Company, and pursuant to the terms of her employment agreement, Ms. Sistani received salary continuation payments of $301,584 in the aggregate in fiscal 2024. Additionally, in connection with the transition advisory services she provided to the Company during the one-month period following her departure, Ms. Sistani was paid a lump sum cash payment equal to $107,120, reflecting a month of her base salary in effect immediately prior to her departure. See “Potential Payments Upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers—Sima Sistani, Former Chief Executive Officer” for details regarding Ms. Sistani’s departure.

Retirement Plans

Savings Plan

We sponsor a savings plan for salaried and certain hourly U.S. employees, including our U.S. named executive officers. The savings plan is a tax-qualified 401(k) retirement savings plan pursuant to which participants are able to contribute, on a pre-tax basis, up to the lesser of 50% of their eligible earnings and the limit prescribed by the Internal Revenue Service. All participant contributions to the savings plan are fully vested upon contribution. All matching contributions by the Company become vested on the date on which the participant’s aggregate service to the Company totals three years. Matching contributions also fully vest immediately upon the participant reaching the age of 65, becoming permanently disabled or dying, or being terminated by the Company without “cause”.

Ms. Stark participated in a Group Registered Retirement Savings Plan offered to all eligible, full-time Canadian employees. Contributions to this plan by participating employees are tax deductible. The Canada Revenue Agency imposes a limit on the aggregate annual contribution that an employee can make, and her or his employer and any third party can make for the employee’s benefit, to the plan during a tax year. For the 2024 tax year, this annual limit was $22,038(1). Generally, the Company matches an employee’s contributions up to 5% of the employee’s annual eligible earnings. In fiscal 2024, pursuant to the terms of her employment agreement, the Company made monthly flat rate contributions to the plan for Ms. Stark’s benefit of $11,680(2) in the aggregate. All Company and employee contributions to this plan are fully vested upon contribution.

(1)	CAD$31,560 converted into U.S. dollars using the applicable exchange rate on December 27, 2024 (i.e., $0.6983), the last business day of fiscal 2024.

(2)	CAD$15,780 converted into U.S. dollars using the average monthly exchange rate applicable to the month during which the contribution was made, such rates ranging from $0.7388 to $0.7454.

Certain Elements of 2025 Executive Compensation

In connection with Ms. Comonte’s appointment as President and Chief Executive Officer, Ms. Comonte entered into a new employment agreement with the Company, dated February 26, 2025 (the “Comonte Employment Agreement”), which replaced, amended and superseded the terms of her interim employment agreement, dated September 27, 2024, with a term through March 31, 2026, subject to extension by mutual agreement, and a restrictive covenant agreement. Pursuant to the Comonte Employment Agreement, Ms. Comonte’s monthly base salary will remain the same on an annualized basis of $1.5 million and she received a cash award of $4.5 million following entry into the agreement. This award was in lieu of any annual, performance-based cash bonus with respect to fiscal 2025 or any long-term incentive award in 2025. This award is subject to repayment by Ms. Comonte if prior to the earlier of (i) January 31, 2026 and (ii) 60 days following the consummation of a Change in Control, she is terminated by the Company for Cause, she resigns other than for Modified Good Reason prior to a Change in Control or she resigns other than for Good Reason following a Change in Control (as such terms are defined in the Comonte Employment Agreement). Commencing in fiscal 2026, Ms. Comonte will be eligible for an annual, performance-based cash bonus with a target bonus percentage of 150% of her base salary and a long-term incentive award with a target of 400% of her base salary. The Company will reimburse Ms. Comonte’s legal fees incurred in connection with the negotiation of the Comonte Employment Agreement up to $20,000. Additionally, pursuant to the terms of the Comonte Employment Agreement, Ms. Comonte was paid a cash bonus of $750,000 for her services as Interim President and Chief Executive Officer of the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL 2024 YEAR-END

The following table sets forth information regarding unexercised non-qualified stock options and any RSUs and PSUs that were not vested for each named executive officer as of the end of fiscal 2024.

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Name	Grant Date	Exercisable		Unexercisable

Tara Comonte	9/27/2024						299,868	(2)*	$383,831
Donna Boyer	5/15/2024						225,000	(3)*	$288,000
	5/15/2024						57,502	(3)*	$73,603
	5/15/2024									28,751	(4)*	$36,801
Jacqueline Cooke	5/15/2024						27,382	(3)*	$35,049
	5/15/2024									13,691	(4)*	$17,524
Sima Sistani	3/21/2022	337,500	(5)		$10.24	3/21/2029
	3/21/2022	375,000	(5)		$30.00	3/21/2029
	3/21/2022	375,000	(5)		$50.00	3/21/2029
Heather Stark	5/16/2022	6,300	(6)		$7.79	3/27/2025

*	Shows grants made in fiscal 2024, which are also reported in the Summary Compensation Table.

(1)	Amounts shown represent the closing price of our Common Stock on December 27, 2024, the last trading day on Nasdaq of fiscal 2024, of $1.28, multiplied by the number of reported shares.

(2)	RSUs vest one-sixth over six months on each monthly anniversary of the grant date.

(3)	RSUs vest one-third per year over three years on each anniversary of the grant date.

(4)

PSUs have both time- and performance-vesting criteria. The time-vesting criteria will be satisfied on the third anniversary of the grant date (i.e., May 15, 2027). The performance-vesting criteria will be satisfied based on the Company’s Relative Total Shareholder Return (as defined in the applicable term sheet for the PSU awards) percentile during the period from January 1, 2024 through December 31, 2026 as compared to the Total Shareholder Return (as defined in the applicable term sheet for the PSU awards) of the other companies within the Russell 2000 Index. For additional details on the number of PSUs that become vested upon satisfaction of both the above vesting criteria and other material terms, see “—Narrative Disclosure to Summary Compensation Table—2024 Executive Compensation Determinations—Long-Term Equity Incentive Compensation—Fiscal 2024 Annual Equity Incentive Awards.” Since the performance period for the performance-vesting criteria has commenced and the Company’s fiscal 2024 performance was “below threshold” level of performance, the number and market value of PSUs reported in the table above is based on the Company achieving the “threshold” level of performance of 50%. The actual number of shares that will be issued with respect to the PSUs is not yet determinable.

(5)

Ms. Sistani departed the Company on September 27, 2024. As a result of her departure, and after any acceleration of vesting due to such departure pursuant to the applicable term sheet for any then outstanding equity awards, any then unvested Time-Vesting Options (as defined below), RSUs, and PSUs were immediately forfeited. In addition and pursuant to the terms of her employment agreement with the Company, all vested stock options that were granted on March 21, 2022, the commencement date of her employment with the Company, will remain exercisable until March 21, 2029, the seventh anniversary of the grant date of such options, pursuant to the terms of such options. All such options that are unexercised on March 21, 2029 will be cancelled on such date. See “Potential Payments Upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers—Sima Sistani, Former Chief Executive Officer” for additional details regarding Ms. Sistani’s departure from the Company.

(6)

Ms. Stark departed the Company on December 27, 2024. As a result of her departure, all of Ms. Stark’s then unvested Time-Vesting Options, RSUs, and PSUs were immediately forfeited. In addition, Ms. Stark had the right to exercise all of her vested stock options reported in the table above within 90 days of December 27, 2024, after which they were cancelled. See “Potential Payments Upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers—Heather Stark, Former Chief Financial Officer” for additional details regarding Ms. Stark’s departure from the Company.

POTENTIAL PAYMENTS UPON TERMINATION, RETIREMENT OR CHANGE OF CONTROL

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates (except in a for “cause” termination), she is entitled to receive amounts earned during her term of employment. Such amounts include, as applicable:

•

vested shares granted under our stock plans and the right to exercise vested stock options (x) within one year in the case of termination due to death or long-term disability; and (y) within 90 days of termination for any reason other than for death or long-term disability; including, in each case, shares and options which vested upon such termination pursuant to the terms of the applicable equity grant or any agreement with the Company;

•	amounts accrued and vested, as applicable, through the Company savings plan for U.S. salaried employees; and

•	accrued and unpaid vacation pay as required by applicable statutory or common law requirements, if any.

Generally, the Company makes no payments to executives terminated for “cause”. The Company has no formal policy for its named executive officers regarding severance payments or other post-termination benefits but is subject to the statutory and, in some cases, common law requirements of the countries and states in which it operates.

From time to time, the Compensation Committee or the Board of Directors in its discretion, based upon the nature and circumstances of an individual being hired or promoted, or upon review of competitive conditions and/or the relationship of a senior executive’s compensation to the compensation of other senior executives of the Company, has approved separate severance arrangements for certain named executive officers. With respect to these arrangements, the Company typically mitigates any salary or benefits continuation in the event the applicable executive is subsequently employed during her or his severance period.

Pursuant to and subject to the terms of the Comonte Employment Agreement, in the event Ms. Comonte’s employment is terminated (x) prior to the earlier of (i) January 31, 2026 and (ii) a “change in control,” by the Company without “cause” or due to her resignation of employment for “modified good reason” (in each case, as such term is defined in the Comonte Employment Agreement), or (y) on or following the earlier of (i) January 31, 2026 and (ii) a “change in control,” by the Company without “cause” or due to her resignation of employment for “good reason” (as such term is defined in the Comonte Employment Agreement) (the date of such termination, the “Comonte Separation Date”), Ms. Comonte is entitled to the following payments and benefits: (w) salary continuation, which is not subject to mitigation in the event she is employed during the Severance Period (as defined below), until the later of (i) the six-month anniversary of the Comonte Separation Date (or if earlier, the date she is placed on garden leave) and (ii) March 31, 2026 (the period from the Comonte Separation Date (or if earlier, the date Ms. Comonte is placed on garden leave) through such later date, the “Severance Period”), paid in accordance with the normal payroll practices of the Company; (x) with respect to her annual, performance-based cash bonus, (i) any unpaid annual bonus in respect of any completed fiscal year that has ended prior to the date of such termination, any such amounts shall be paid in a lump sum no later than the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurred and (ii) an amount equal to (A) her target annual bonus, prorated based on the number of days she was employed during the year of termination, any such amounts shall be paid in a lump sum within 45 days of the Comonte Separation Date; provided, however, that Ms. Comonte is not entitled to an annual bonus with respect to fiscal 2025; and (y) continued COBRA (Consolidated Omnibus Reconciliation Act) coverage under the Company’s group health plan (including dental), pursuant to the payment of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by similarly-situated active employees. Additionally, such payments and benefits are contingent upon Ms. Comonte’s execution and non-revocation of a general release of claims in favor of the Company and its affiliates and continued compliance with certain confidentiality, non-competition, non-solicitation and no-hire covenants set forth therein. The confidentiality covenant has an indefinite term, whereas the non-competition, non-solicitation and no-hire covenants have a term of one year following termination.

Ms. Cooke is entitled to receive 12 months of base salary at the time of termination via salary continuation and 12 months of continued COBRA coverage under the Company’s group health plan (including dental), pursuant to the payment of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by similarly-situated active employees in the event of her termination by the Company for any reason other than for “cause” (subject in each case to mitigation in the event she is employed by another company during the salary continuation period), subject to the execution and non-revocation of a general release of claims in favor of the Company and its affiliates.

Departure of Named Executive Officers

Sima Sistani, Former Chief Executive Officer

Ms. Sistani ceased serving as Chief Executive Officer of the Company effective September 27, 2024 and departed the Company on that same date (the “Sistani Departure Date”). In connection with her departure, Ms. Sistani received (or will receive if so indicated) the following payments and benefits associated with a termination without “cause” under her employment agreement with the Company as follows: (w) an amount equal to two times salary payable in substantially equal payments during the two-year period following such termination (the “Sistani Severance Term”) in accordance with the Company’s regular payroll practices; (x) with respect to her fiscal 2024 annual, performance-based cash bonus, subject to the satisfaction of the performance objectives applicable for fiscal 2024, an amount equal to the annual bonus otherwise payable to her, prorated based on the number of days she was employed during fiscal 2024, any such amount was paid in a lump sum in March 2025; and (y) with respect to her equity grants, (i) 50% of her unvested stock options with time-vesting criteria (“Time-Vesting Options”) and RSUs which were granted as her hiring awards vested upon her departure, and (ii) the vested Time-Vesting Options that were granted as part of her hiring awards will remain exercisable for the full seven-year term of such options, in each case, contingent upon Ms. Sistani’s execution and non-revocation of a general release of claims in favor of the Company and its affiliates and continued compliance with certain confidentiality, non-competition, non-solicitation and no-hire covenants set forth in her employment agreement with the Company. The confidentiality covenant has an indefinite term, whereas the non-competition, non-solicitation and no-hire covenants have a term of two years following the Sistani Departure Date. In addition, the Company and Ms. Sistani entered into a letter agreement, dated September 27, 2024, memorializing the terms of Ms. Sistani’s departure, which included the following terms: (i) a lump sum cash payment for Ms. Sistani’s transition services to the Company during the one-month period following her departure at her then-current salary rate which was paid promptly following such period; (ii) the Company provided Ms. Sistani with executive coaching services through the remainder of fiscal 2024 at a cost to the Company; and (iii) the Company reimbursed Ms. Sistani for legal fees incurred in connection with her transition. As a result of her departure, and after any acceleration of vesting due to such departure as described above, any then unvested Time-Vesting Options, RSUs and PSUs were immediately forfeited on the Sistani Departure Date. Additionally, upon the Sistani Departure Date, the unvested Company contributions under the Company savings plan for U.S. salaried employees for Ms. Sistani’s benefit immediately vested.

Heather Stark, Former Chief Financial Officer

Ms. Stark ceased serving as Chief Financial Officer of the Company effective December 27, 2024 and departed the Company on that same date (the “Stark Departure Date”). On November 26, 2024, Ms. Stark entered into an agreement with a subsidiary of the Company in connection with her departure (the “Stark Separation Agreement”), which included the following terms: (i) a lump-sum cash payment equal to the sum of 56 weeks of base salary and target annual bonus which was paid in January 2025; (ii) payment of her fiscal 2024 annual, performance-based cash bonus based on actual Company performance for the full year subject to the terms of the Company’s 2024 annual, performance-based bonus plan, which amount was paid in April 2025 at such time annual bonuses were paid to other employees of the Company; (iii) a lump-sum cash payment (less applicable deductions and withholding obligations) in lieu of continued matching contributions to the Group Registered Retirement Savings Plan offered to all eligible, full-time Canadian employees; (iv) a lump-sum cash payment (less applicable deductions and withholding obligations) in lieu of benefit continuation, including the continuation of basic health and dental benefits during the 56 weeks following the Stark Departure Date; and (v) payment of five weeks of accrued vacation pay. All of Ms. Stark’s unvested equity awards as of her departure date were forfeited on that date. She had the right to exercise any of her vested stock options within 90 days of such date, after which they were cancelled. Ms. Stark is subject to non-competition (for 12 months), non-solicitation (for 24 months) and confidentiality (in perpetuity) covenants. In addition, in consideration for the payments and benefits provided for in the Stark Separation Agreement, Ms. Stark executed a release of claims against the Company and all of its predecessor, subsidiary, parent, related, affiliated and successor companies.

Donna Boyer, Former Chief Product Officer

Ms. Boyer ceased serving as Chief Product Officer of the Company, effective April 4, 2025, and transitioned to an advisory role on that same date to ensure a smooth transition of her responsibilities. Her employment with the Company will end on May 31, 2025 unless the Company and Ms. Boyer mutually agree to extend her employment to June 28, 2025 (her actual date of departure, the “Boyer Departure Date”). On April 4, 2025, Ms. Boyer entered into a transition agreement and general release (the “Boyer Transition Agreement”) with the Company with respect to her continued employment with the Company until the Boyer Departure Date. Pursuant to the terms of the Boyer Transition Agreement, Ms. Boyer received (or will receive if so indicated): (i) the continued payment of her base salary (less applicable deductions and withholding obligations) until the Boyer Departure Date, as adjusted for the agreed upon transition from a full-time to part-time status during the period; (ii) salary continuation (less applicable deductions and withholding obligations) for up to 52 weeks following the Boyer Departure Date (the “Boyer Salary Continuation Period”); and (iii) during the greater of the Boyer Salary Continuation Period and 12 weeks, cash payments for the benefit of Ms. Boyer of an amount equal to the incremental cost of COBRA health plan continuation over the normal premium costs paid by active employees (subject in the case of the benefits in (ii) and (iii) to mitigation in the event she is employed by another company during the applicable period). All of Ms. Boyer’s unvested equity awards as of the Boyer Departure Date will be forfeited. Ms. Boyer is subject to certain confidentiality and assignment of work product covenants for an indefinite term. In addition, in consideration for the payments and benefits provided for in the Boyer Transition Agreement, Ms. Boyer agreed to a release of claims against the Company and all of its affiliates, related entities, predecessors and successors as set forth therein.

Payments made, or to be made, to Mses. Sistani, Stark and Boyer are governed entirely by the terms of their respective employment, separation and other agreements described above. The remainder of this discussion addresses potential payments that may be made to our continuing named executive officers under the various termination scenarios.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, she is entitled to receive amounts earned during her term of employment. Such amounts include, as applicable:

•	vested shares granted under our stock plans and the right to exercise vested stock options within 90 days of retirement;

•	amounts accrued and vested, as applicable, through the Company savings plan for U.S. salaried employees; and

•	accrued and unpaid vacation pay as required by applicable statutory or common law requirements, if any.

Additionally, in the event of a U.S. named executive officer’s retirement, any unvested Company contributions under the Company savings plan for U.S. salaried employees would immediately vest.

Payments Made Upon Death or Long-Term Disability

In the event of the death or long-term disability of a named executive officer, in addition to the earned amounts listed under the heading “—Payments Made Upon Termination” above, the named executive officers may receive benefits under the Company’s long-term disability plan or payments under the Company’s life and/ or disability insurance plans. These payments and benefits are generally available to all employees, however, the amounts paid thereunder may differ by employee. For example, with respect to life insurance benefits, in the event such benefits were triggered on December 27, 2024, such benefits for the following named executive officers would have been calculated as follows: for Mses. Comonte and Cooke, each was generally eligible to receive one times the amount of her base salary (rounded up to closest hundred thousand) at death subject to a maximum payout of $3,000,000.

The named executive officers are enrolled in the Company’s long-term disability plan, as applicable by country, and subject to the terms of the plan. In the event such benefits were triggered for these named executive officers on December 27, 2024, in the case of Mses. Comonte and Cooke, they would have received the maximum benefit of $3,000 on a monthly basis for a minimum of 24 months.

In addition, upon the holder’s termination for death or long-term disability, RSUs immediately vest 100%, and, in the case of PSUs, the time-vesting criteria will be deemed fully satisfied and the performance-vesting criteria shall be deemed satisfied at the “target” level of performance; provided, however, that if such event occurs following the end of any performance period, then the performance-based vesting criteria shall be determined based on the actual performance. Any dividend equivalents accrued with respect to RSUs and PSUs shall also be deemed to vest as set forth above.

Payments Made Upon or Impacted by a Change of Control

Change in/of Control

A “change in/of control” for purposes of stock awards and the continuity and other agreements generally consists of any of the following:

•

an acquisition by a non-affiliate of the beneficial ownership of 50% or more of the Company’s voting securities (other than acquisitions by Ms. Winfrey or a Company sponsored employee benefit plan or related trust);

•

the consummation of a reorganization, recapitalization, merger or consolidation involving the Company unless the beneficial owners of 50% or more of the outstanding voting securities of the Company or the surviving entity, as the case may be, following the transaction are held by Ms. Winfrey or the same persons, and in substantially the same proportion, who were beneficial owners of the Company’s voting stock prior to the transaction; or

•	the sale, transfer or other disposition of all or substantially all of the assets of the Company or the liquidation or dissolution of the Company.

Stock Awards

Pursuant to the Company’s terms and conditions for Time-Vesting Options and/or RSU awards, unless provided otherwise by the Board of Directors or a committee thereof, Time-Vesting Options and RSUs generally fully vest and such stock options generally become exercisable immediately prior to a “change of control”. Pursuant to the terms of the PSUs, unless provided otherwise by the Board of Directors or a committee thereof, the time-vesting criteria will be deemed fully satisfied and the performance-vesting criteria shall be deemed satisfied at the “target” level of performance upon a “change of control”; provided, however, that if such event occurs following the end of any performance period, then the performance-based vesting criteria shall be determined based on the actual performance. Any dividend equivalents accrued with respect to RSUs and PSUs shall also be deemed to vest as set forth above.

The named executive officers who hold such awards remain subject during their employment and for one year following the termination of their employment to certain non-competition and non-solicitation covenants as permitted under applicable statutory and common law restrictions of the countries and states in which the Company operates, and for an unspecified amount of time to certain confidentiality and assignment of work product covenants.

Continuity Agreements

The Company has determined that it is in the best interests of its shareholders to reinforce and encourage the continued attention and dedication of our key executives to their duties, without personal distraction or conflict of interest in circumstances that could arise in connection with any “change of control” of the Company. Therefore, the Company has entered into continuity agreements with Ms. Cooke as well as certain other senior executives.

Term

In the case of the continuity agreements entered into with Ms. Cooke and certain other senior executives, each agreement generally has an initial term of two to three years from the date of execution and continues to renew annually thereafter unless the Company provides 180-day advance written notice to the executive that the term of the agreement will not renew. However, upon the occurrence of a change in control of the Company, the term of the agreement may not terminate until the second anniversary of the date of the change in control.

Payments

The following severance benefits will be provided under Ms. Cooke’s continuity agreement if (i) during the two-year period following a change in control of us or the three-month period prior to, but in connection with, a change in control of us, her employment is terminated (x) by the Company (other than termination for “cause” or by reason of long-term disability) or (y) by such named executive officer for “good reason”, or (ii) an agreement is signed which would result in a change in control of us and during the period between the effective date of the agreement and a change in control of us, her or his employment is terminated in connection with the change in control (x) by the Company (other than termination for “cause” or by reason of long-term disability) or (y) by such named executive officer for “good reason”:

•

lump sum cash payment equal to three times the sum of her annual base salary on the date of the change in control (or, if higher, the annual base salary in effect immediately prior to when the notice of termination is given) and her target annual bonus under our bonus plan in respect of the fiscal year in which the termination occurs (or, if higher, the average annual bonus actually earned by the named executive officer in respect of the three full fiscal years prior to the year in which the notice of termination is given);

•

lump sum cash payment equal to the sum of (w) all accrued but unpaid base salary and an amount representing all accrued and unused vacation days if any payment is provided for pursuant to the Company’s then-current vacation policy or otherwise required by local statutory requirements or law, (x) all earned and unpaid bonuses (if any), (y) in respect of the fiscal year in which the date of termination occurs, the higher of (i) the pro rata portion of the named executive officer’s target bonus and (ii) if we are exceeding the performance targets established under our bonus plan for such fiscal year as of the date of termination, the named executive officer’s actual annual bonus payable under our bonus plan based upon such achievement (this pro rata portion in either case calculated from January 1st of such year through the date of termination), and (z) any other compensation previously deferred (excluding qualified plan deferrals by the named executive officer under or into our benefit plans);

•

eighteen months of continued medical, dental, vision, and life insurance coverage (excluding accidental death and disability insurance) for the named executive officer and her dependents, provided that these benefits will terminate upon the named executive officer receiving comparable benefits from a subsequent employer; and

•

all other accrued or vested benefits in accordance with the terms of any applicable plan of ours, including the named executive officer’s otherwise unvested account balances in our qualified defined contribution plan, which shall become vested as of the date of termination.

Terminations

Terminations of employment that entitle a named executive officer to receive severance benefits under her continuity agreement consist of terminations by the Company without “cause” or resignation by the named executive officer for “good reason” upon qualifying terminations of employment described above. The named executive officer is not eligible for benefits under her or his continuity agreement if her or his termination is for “cause”.

Excess Parachute Payment Excise Taxes

Under the terms of the Company’s continuity agreement with Ms. Cooke, if it is determined that certain payments and benefits provided under the agreement and under any other plan or arrangement with the Company and its affiliates in the aggregate would be subject to the 280G excise tax, or to any similar tax, then the potential parachute payments to each such executive will be reduced to the extent necessary to avoid the imposition of such 280G excise tax if the executive would be in a better net after-tax position as a result of such reduction in payments. These terms reflect the “Best Net” approach.

Other

The Company’s continuity agreements contain certain restrictive covenants including, for one year following termination of employment, certain non-competition and non-solicitation covenants as permitted under applicable statutory and common law restrictions of the countries and states in which it operates, and for an unspecified amount of time, certain confidentiality covenants.

Other Agreements

On February 25, 2025, the Compensation Committee approved a cash award for Ms. Cooke which was paid in March 2025. The award is subject to repayment by Ms. Cooke if prior to the earlier of (i) January 31, 2026 and (ii) 60 days following the consummation of a “change in control”, she is terminated by the Company for “cause”, she resigns other than for “modified good reason” prior to a change in control or she resigns other than for “good reason” following a change in control (as such terms are defined in Ms. Cooke’s award agreement). In connection with the grant of the award, Ms. Cooke entered into a restrictive covenant agreement which included the following: (i) during her employment, certain non-competition covenants; (ii) during her employment and for one year following the termination of her employment, certain non-solicitation covenants; and (iii) for an unspecified amount of time, certain confidentiality and assignment of work product covenants. This award is in lieu of any annual cash bonus with respect to fiscal 2025 or any long-term incentive award in fiscal 2025 that occurs prior to a “change in control”.

PAY VERSUS PERFORMANCE DISCLOSURE
As required by Item 402(v) of Regulation
S-K
of the Exchange Act (“Item 402(v)”), we are providing the following pay versus performance disclosure. It does not necessarily reflect value actually realized by our named executive officers or how the Compensation Committee evaluates compensation decisions in light of Company or individual performance. The following tables and related disclosures provide information about (i) the total compensation of our principal executive officers (each, a “PEO” and together the “PEOs”) and our non-PEO
named executive officers (collectively, the “Other NEOs”) as presented in the
Summary Compensation Table
above, (ii) the “compensation actually paid” (“CAP”) to our PEOs and our Other NEOs, as calculated pursuant to Item 402(v), (iii) our cumulative total shareholder return (“TSR”), (iv) our net loss, and (v) the relationship of the CAP to each of TSR and net loss.

Fiscal Year	Summary Compensation Table Total for PEO Tara Comonte (1) ($)	Summary Compensation Table Total for PEO Sima Sistani (2) ($)	Summary Compensation Table Total for PEO Mindy Grossman (3) ($)	Compensation Actually Paid to PEO Tara Comonte (1)(4) (8) ($)	Compensation Actually Paid to PEO Sima Sistani (2) (5) (8) ($)	Compensation Actually Paid to PEO Mindy Grossman (3)(8) ($)	Average Summary Compensation Table Total for Other NEOs (6) ($)	Average Compensation Actually Paid to Other NEOs (6) (7) (8) ($)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return (9) ($)	Net Loss ($ in millions)

2024	$994,487	$3,475,350	—	$1,233,162	($6,962,509)	—	$1,129,990	$687,563	$ 7.93	($345.70)
2023	—	$8,873,418	—	—	$12,526,695	—	$1,401,050	$1,467,231	$54.23	($112.26)
2022	—	$11,418,410	$1,630,551	—	$3,856,790	$1,217,397	$1,090,448	$209,927	$23.93	($256.87)

(1)	Ms. Comonte commenced serving as our PEO on September 27, 2024.

(2)
Ms. Sistani served as our PEO for the portion of fiscal 2022 following her appointment on March 21, 2022, for the entirety of fiscal 2023, and for the portion of fiscal 2024 preceding Ms. Comonte’s appointment.

(3)	Ms. Grossman served as our PEO for the portion of fiscal 2022 preceding Ms. Sistani’s appointment.

(4)
In accordance with the requirements of Item 402(v)(2)(iii), the following adjustments were made to the amounts reported for Ms. Comonte in the
Summary Compensation Table
above for fiscal 2024. Importantly, the dollar amounts do not reflect the actual amount of compensation earned by, or paid to, Ms. Comonte during fiscal 2024.

Description	Fiscal 2024 ($)
Reported Summary Compensation Total	$ 994,487
Change in Pension Value Deduction	—
Pension Service Cost Addition	—
Prior Pension Service Cost Addition	—
Reported Stock and Option Awards Deduction	$ 546,183
Stock and Option Awards Adjustment (a)	$ 784,858
Compensation Actually Paid	$ 1,233,162

(a)	For fiscal 2024, the amounts added or deducted in calculating the stock and option awards adjustments include:

Fiscal Year	Year End Fair Value of Unvested Equity Awards Granted in the Covered Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Stock and Option Awards Adjustment
2024	$383,831	—	$401,027	—	—	—	$784,858

(5)
In accordance with the requirements of Item 402(v)(2)(iii), the following adjustments were made to the amounts reported for Ms. Sistani in the
Summary Compensation Table
above for fiscal 2024. Importantly, the dollar amounts do not reflect the actual amount of compensation earned by, or paid to, Ms. Sistani during fiscal 2024.

Description	Fiscal 2024 ($)
Reported Summary Compensation Total	$3,475,350
Change in Pension Value Deduction	—
Pension Service Cost Addition	—
Prior Pension Service Cost Addition	—
Reported Stock and Option Awards Deduction	$1,061,575
Stock and Option Awards Adjustment (a)	($9,376,284)
Compensation Actually Paid	($6,962,509)

(a)	For fiscal 2024, the amounts added or deducted in calculating the stock and option awards adjustments include:

Fiscal Year	Year End Fair Value of Unvested Equity Awards Granted in the Covered Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Stock and Option Awards Adjustment
2024	—	—	—	($3,083,136)	($6,293,148)	—	($9,376,284)

(6)	The dollar amounts reported in this column represent the average of the total amounts reported for our Other NEOs for each corresponding fiscal year as follows:

•	Fiscal 2024: Donna Boyer; Jacqueline Cooke; and Heather Stark.

•	Fiscal 2023: Heather Stark; Pierre-Olivier Latour; Amanda Tolleson; Michael Colosi; and Michael Lysaght.

•	Fiscal 2022: Heather Stark; Amy O’Keefe; Michael F. Colosi; Michael Lysaght; Amanda Tolleson; and Nicholas P. Hotchkin.

(7)
In accordance with the requirements of Item 402(v)(2)(iii), when calculating the “average compensation actually paid” for our Other NEOs the following adjustments were made to the amounts reported in the
Summary Compensation Table
above for fiscal 2024. Importantly, the dollar amounts do not reflect the actual average amount of compensation earned by, or paid to, our Other NEOs as a group during fiscal 2024.

Description	Fiscal 2024 ($)
Average Reported Summary Compensation Total	$1,129,990
Average Change in Pension Value Deduction	—
Average Pension Service Cost Addition	—
Average Prior Pension Service Cost Addition	—
Average Reported Stock and Option Awards Deduction	$285,030
Average Stock and Option Awards Adjustment (a)	($157,397)
Average Compensation Actually Paid to Other NEOs	$687,563

(a)	For fiscal 2024, the amounts added or deducted in calculating the stock and option awards adjustments include:

Fiscal Year	Year End Fair Value of Unvested Equity Awards Granted in the Covered Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Stock and Option Awards Adjustment
2024	$159,097	—	—	($67,898)	($248,596)	—	($157,397)

(8)	When calculating amounts of “compensation actually paid” for purposes of this table:

•
The fair value of each stock option award was estimated as of the relevant valuation date in accordance with FASB ASC Topic 718 using a variation of the Black-Scholes option pricing model and the key input variables (assumptions) of that model as described in Note 12 to our consolidated financial statements for the fiscal year ended December 28, 2024 included in the Company’s Annual Report on Form
10-K
filed with the SEC on February 28, 2025. The assumptions used were not materially changed from those described in Note 12 but were updated at each valuation date to reflect the then-current value of each variable.

•
The fair value of PSU awards was estimated at each valuation date based on TSR and were evaluated using a grant date fair value determined by using the Monte Carlo Simulation model on the relevant valuation date and adjusted to reflect actual performance for any completed performance year and an assumption regarding attainment of the performance goals for the remaining performance period.

•
The fair value of RSU and DSU awards was estimated at each valuation date using the closing price of our Common Stock on the relevant valuation date or, if the market was closed on such date, the last trading day that immediately preceded the relevant valuation date.

(9)
Total shareholder return as calculated is based on a fixed investment of $100 measured from the market close on December 31, 2021 (the last trading day of fiscal 2021) through and including the end of the fiscal year for each year reported in the table as required by Item 402(v) and that all dividends, as applicable, were reinvested.

Description of Relationships Between Pay and Performance
Total Shareholder Return
The following chart shows the relationship between (1) the compensation actually paid to our PEOs and the average compensation actually paid to the Other NEOs (each as calculated pursuant to Item 402(v)(2)(iii)) and (2) the cumulative total shareholder return of the Company for its last three completed fiscal years.

Net Loss
The following chart shows the relationship between (1) the compensation actually paid to our PEOs and the average compensation actually paid to the Other NEOs (each as calculated pursuant to Item 402(v)(2)(iii)) and (2) the net loss of the Company for its last three completed fiscal years.

HUMAN CAPITAL MANAGEMENT

At WeightWatchers, we believe that our workforce plays a vital role in our success. As of December 31, 2024, we had approximately 3,700 employees in 11 countries, a majority of whom were part-time employees. In addition, in certain of our international markets, our coaches and guides are self-employed and are not included in this total.

Diversity and Inclusion

We believe that a diverse and inclusive workforce creates an environment where we’re able to leverage the range and breadth of experience needed to achieve lasting results for our members while enabling better execution of our strategic initiatives. Seventy-five percent of our current executive officers, including our Chief Executive Officer and our Chief Financial Officer, are women. We offer forums and formal training programs for our employees to enable them to continue their education and share best practices and experiences, which creates an ongoing evolution and community with respect to diversity and inclusion and belonging in the workplace.

Training and Development

We develop our employees by offering in-house learning and development resources. These include online and in-person training programs on a variety of topics in order to foster career growth both long-term and short-term. For example, we offer leadership training to help ensure our future business leaders have the necessary skill sets to manage and lead our organization.

Wellness, Health and Safety

We are focused on promoting the total wellness of our employees, and offer resources, programs and services to support our employees’ physical, mental, financial and social wellness. For example, in 2024, we expanded coverage for mental health support for our employees through a robust, global digital employee assistance program and expanded weight management services for our U.S. employees. We continue to strive to be an advocate for participants and a fiduciary of the plan. We believe in creating a work environment that supports our employees’ wellbeing, while still maintaining our commitment to our members. Our work model is designed to enhance productivity and foster innovation by allowing our corporate employees and their leaders to work together in determining when, where and how they work to achieve the best possible results. We believe this approach strikes an appropriate balance between our purpose-driven culture of helping our members develop healthy habits while respecting the wellness, health and safety of our employees. To facilitate virtual and in-person collaboration, we offer forums and formal training programs to provide our employees with the tools and skills to be successful in a hybrid workplace.

As always, protecting the privacy and security of our data is one of our top priorities, and we continue to enhance an advanced industry standard Zero-Trust software-defined network, coupled with multi-factor authentication, to secure our environment from unauthorized access.

Total Rewards

We provide competitive compensation and benefits programs for our employees. In addition to salaries, these programs (which vary by employee level and by the country where the employees are located) include, among other items, bonuses, stock awards, retirement benefits including 401(k) (or local market equivalent), healthcare and insurance benefits, health savings and flexible spending accounts, paid time off, paid parental leave, advocacy resources, flexible work schedules and employee assistance programs.

DIRECTOR COMPENSATION

The Company has historically used a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation for non-employee directors, the Board of Directors considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board of Directors. Directors who are employees of the Company receive no compensation for their service as directors.

Cash and Stock Compensation Paid to Directors

Members of the Board of Directors who are not employees of the Company are entitled to receive annual compensation of $225,000, payable quarterly, forty percent in cash and sixty percent in fully vested Common Stock or, if they so elect as described below, deferred stock units (“DSUs”). Additionally, each director who serves as chair of the Board of Directors is entitled to receive an additional $45,000 per year, payable quarterly, in cash.

Historically, the number of shares of Common Stock or DSUs granted quarterly was determined by averaging the closing price of the Common Stock for the last five trading days of each fiscal quarter. As previously disclosed, on March 20, 2023, to align with the Compensation Committee’s determination to base the fiscal 2023 and fiscal 2024 annual equity awards for the named executive officers on a fixed stock price of $9.13, the non-employee directors agreed to adjust the methodology for determining their equity-based compensation with respect to such years. Accordingly, commencing in fiscal 2023 and continuing with respect to fiscal 2024, the number of shares of Common Stock or DSUs granted quarterly to non-employee directors was determined by using a fixed stock price of $9.13 in lieu of the average price historically used. Any fractional shares are paid in cash.

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses related to their services as a member of the Board of Directors or one of its committees. The Company also reimburses certain expenses incurred by directors in connection with attending director education programs as well as memberships in director organizations.

Cash Compensation Paid to Directors Serving on Committees of the Board of Directors

Each director serving as a member of the Audit Committee is entitled to receive $10,000 per year, payable quarterly, in cash. Each director who serves as Audit Committee chair is entitled to receive $12,500 per year, payable quarterly, in cash, in addition to the annual amount payable for being a member of the Audit Committee. Also, each director is entitled to receive $6,000 per year, payable quarterly, in cash for service as a member of each of the Compensation Committee and the NCG Committee. Each director who serves as Compensation Committee chair or NCG Committee chair is entitled to receive $9,000 per year, payable quarterly, in cash, in addition to the annual amount payable for being a member of the Compensation Committee and the NCG Committee, respectively.

Director Deferred Compensation Program

Pursuant to the Company’s Director Deferred Compensation Program, which was implemented in fiscal 2022, each non-employee director may elect to defer receipt of all equity-based compensation that is payable to the director for such service. At a director’s election, the shares of fully vested Common Stock otherwise payable on a current basis to the director, together with any dividends thereon, are credited to a hypothetical bookkeeping account in the director’s name and paid to the director in shares of Common Stock and cash, respectively, in a single lump sum at the time specified in the election or, if earlier, upon the cessation of the director’s service on the Board of Directors or a change in control of the Company. For additional information regarding non-employee directors’ elections to defer receipt of such equity-based compensation with respect to their respective service as a member of the Board of Directors during fiscal 2024, see Director Summary Compensation Table below.

Stock Ownership Guidelines and Transfer Exemption

Our non-employee directors are required to own shares of Common Stock having an aggregate value equal to at least $450,000. The shares received, or to be received, upon settlement of DSUs as well as shares acquired in the open market or held in certain trusts, among other things, are included in the valuation of equity. Typically, a director will have five years from the commencement date of her or his service on the Board of Directors to attain the required level of stock ownership. Until a director’s stock ownership requirement is met, the director must retain at least (i) 100% of the shares of the Common Stock granted quarterly to such director pursuant to the compensation policy discussed above and (ii) 100% of the shares of the Common Stock resulting from the vesting of DSUs, excluding shares of Common Stock that would have been used to satisfy minimum tax withholding obligations had the director been employed by the Company as a common law employee.

Additionally, all equity-based compensation described above is subject to restrictions on transfer so that any shares of fully vested Common Stock granted to the director or received upon settlement of DSUs cannot be sold or transferred until the applicable director is no longer serving on the Board of Directors, provided, however, upon satisfying the stock ownership guidelines set forth above, such restrictions may be removed to the extent that, following the proposed sale or transfer of any such shares, the applicable director continues to hold shares of Common Stock and DSUs with a value of at least $450,000 in the aggregate.

As previously disclosed, on March 4, 2024, Oprah Winfrey, a former director, donated all of her then-owned shares of Common Stock, including shares received as compensation for her service as a member of the Board of Directors, to the National Museum of African American History and Culture. In connection with this donation, the Board of Directors approved the waiver of the above stock ownership guidelines as applied to Ms. Winfrey and the transfer restrictions on her shares of Common Stock received as compensation for her board service. For additional information, see “Transactions with Related Persons and Certain Control Persons”.

Director Summary Compensation Table

The following table sets forth information concerning the fiscal 2024 compensation of our directors (other than Mses. Comonte and Sistani who are named executive officers).

DIRECTOR COMPENSATION FOR FISCAL 2024

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
Thilo Semmelbauer(2)(3)(4)	$143,577	$46,421	—	$189,998
Steven M. Altschuler(5)	$96,022	$46,421	—	$142,443
Julie Bornstein(5)	$105,022	$46,421	—	$151,443
Tracey D. Brown(3)(4)	$106,022	$46,421	—	$152,443
Denis F. Kelly(4)	$112,522	$46,421	—	$158,943
Julie Rice(3)	$105,022	$46,421	—	$151,443
William H. Shrank	$90,022	$46,421	—	$136,443
Oprah Winfrey(6)	$32,152	$42,208	—	$74,360

(1)

Stock awards consist solely of awards of fully vested Common Stock, if any, subject to certain transfer restrictions and fully vested DSUs, if any, issued under the Director Deferred Compensation Program. The amounts shown represent the aggregate grant date fair value of stock awards granted in fiscal 2024 calculated in accordance with applicable accounting standards and based solely on the closing price of our Common Stock on the date of the grant or, if the market was closed on the grant date, the last trading day that immediately preceded the grant date. The grant date fair value for each applicable stock award granted to (x) each then-current director on January 1, 2024 was $32,340; April 1, 2024 was $6,542; July 1, 2024 was $4,287; and September 30, 2024 was $3,252; and (y) Ms. Winfrey on May 9, 2024, the date on which she ceased to serve as a director as discussed below, was $3,326 reflecting the applicable proration for her time of service during the second quarter of fiscal 2024. The stock award granted on January 1, 2024 was for compensation earned for the fourth quarter of fiscal 2023, as applicable. Each of Messrs. Semmelbauer and Kelly and Drs. Altschuler and Shrank elected to defer all of his awards of fully vested Common Stock reflected in the amounts shown and instead received fully vested DSUs on the applicable grant date pursuant to the Director Deferred Compensation Program. As of December 28, 2024, each of the following current directors held the specified number of fully vested DSUs: Mr. Semmelbauer, 22,586, Dr. Altschuler and Mr. Kelly, 36,790 and Dr. Shrank, 17,099.

(2)	Amounts reported for Mr. Semmelbauer reflect additional fees earned for serving as Chairman of the Board of Directors.

(3)

Member of the NCG Committee during fiscal 2024. Amounts reported for Ms. Rice reflect additional fees earned for serving as NCG Committee chair. Ms. Rice resigned from the Board of Directors effective February 25, 2025.

(4)

Member of the Audit Committee during fiscal 2024. Effective September 27, 2024, the Board of Directors elected Mr. Semmelbauer to serve as a member of the Audit Committee to fill the vacancy resulting from Ms. Comonte ceasing to serve as a member of the Audit Committee on such date. Therefore, the amounts reported for Mr. Semmelbauer reflect fees earned with respect to his service from the date of his election. Amounts reported for Mr. Kelly reflect additional fees earned for serving as Audit Committee chair.

(5)	Member of the Compensation Committee during fiscal 2024. Amounts reported for Ms. Bornstein reflect additional fees earned for serving as Compensation Committee chair.

(6)

On February 26, 2024, Ms. Winfrey notified the Chairman of the Board of Directors that she would not be standing for re-election as a member of the Board of Directors at the 2024 Annual Meeting. As a result, Ms. Winfrey ceased to serve as a director effective upon the conclusion of such meeting on May 9, 2024. Therefore, the amounts shown for Ms. Winfrey reflect the fees earned and stock awards granted through May 9, 2024. As of December 28, 2024, Ms. Winfrey held (x) a fully vested, non-qualified stock option to purchase 408,697 shares of Common Stock granted to Ms. Winfrey in consideration of her entering into the Strategic Collaboration Agreement (defined hereafter) with the Company on October 18, 2015 and the performance of her obligations thereunder and (y) a fully vested, non-qualified stock option to purchase 3,276,484 shares of Common Stock granted to Ms. Winfrey in consideration of her entering into the Strategic Collaboration Amendment (defined hereafter) with the Company on December 15, 2019 and the performance of her obligations thereunder.

SECURITY OWNERSHIP OF WW

The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 10, 2025 (unless otherwise indicated below) by (i) beneficial owners known to the Company to own more than 5% of the Company’s Common Stock, (ii) each of our named executive officers, as such term is defined in Item 402(a)(3) of Regulation S-K of the Exchange Act, (iii) each of our current directors and (iv) all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, any shares of our Common Stock (i) subject to options held by that person that are currently exercisable or exercisable within 60 days of March 10, 2025; (ii) issuable upon the vesting of RSUs held by that person within 60 days of March 10, 2025; or (iii) issuable upon settlement of vested DSUs following a director’s cessation of service on the Board of Directors are deemed beneficially owned by such person and issued and outstanding. These shares, however, are not deemed issued and outstanding for purposes of computing percentage ownership of each other individual shareholder.

Our capital consists of our Common Stock and our preferred stock. The percent of class calculations are based on the 80,192,014 shares of our Common Stock outstanding and zero shares of our preferred stock outstanding as of March 10, 2025. None of the shares held by our directors or executive officers has been pledged as security as of March 10, 2025.

Except as otherwise indicated in the footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock.

	As of March 10, 2025
Name of Beneficial Owner	Amount of Beneficial Ownership of Common Stock	Percent of Class

The Vanguard Group(1)	4,295,065	5.36%
Tara Comonte(2)(3)	436,745	*
Donna Boyer	—	—
Jacqueline Cooke	—	—
Sima Sistani(2)	1,394,681	1.72%
Heather Stark(2)	50,582	*
Thilo Semmelbauer(3)(4)	75,797	*
Steven M. Altschuler(3)(4)	68,399	*
Julie Bornstein(4)	49,686	*
Tracey D. Brown(4)	30,655	*
Denis F. Kelly(3)(4)	208,107	*
William H. Shrank(3)	20,795	*
All current directors and executive officers as a group (10 persons)(5)	890,184	1.11%

*	Amount represents less than 1% of outstanding Common Stock.

(1)

The information concerning The Vanguard Group (“Vanguard”) is reported as of December 29, 2023, based on a Schedule 13G/A (Amendment No. 6) filed with the SEC on February 13, 2024 by Vanguard. Vanguard reported that it has shared voting power over 45,070 shares, sole dispositive power over 4,177,333 shares and shared dispositive power over 117,732 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(2)

The number of shares beneficially owned includes any shares issuable in connection with RSUs that are scheduled to vest within 60 days after March 10, 2025 and any shares subject to purchase upon exercise of stock options that are currently exercisable or exercisable within 60 days after March 10, 2025 and is as follows: Ms. Comonte, 99,956 shares; Ms. Sistani, 1,087,500 shares and Ms. Stark, 6,300 shares. Ms. Sistani’s 1,087,500 shares were subject to purchase upon exercise of stock options that were exercisable on March 10, 2025 and will remain exercisable until March 21, 2029, the seventh anniversary of the grant date of such options, pursuant to the terms of such options. All such options that are unexercised on March 21, 2029 will be cancelled on such date. Ms. Stark’s 6,300 shares were subject to purchase upon exercise of stock options that were exercisable on March 10, 2025 and remained exercisable until March 27, 2025, after which they were cancelled. See “Potential Payments Upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers” for additional details regarding Mses. Sistani’s and Stark’s respective departures from the Company.

(3)

The number of shares beneficially owned includes any DSUs granted as director compensation that would be payable as shares of Common Stock at the time specified in the applicable director’s deferral election or, if earlier, upon the cessation of the director’s service on the Board of Directors or a change in control of the Company: Ms. Comonte, 19,098 shares (granted for service prior to her appointment as an executive officer of the Company); Mr. Semmelbauer, 26,282 shares; Dr. Altschuler, 40,486 shares; Mr. Kelly, 40,486 shares; and Dr. Shrank, 20,795 shares. See “Director Compensation—Director Deferred Compensation Program” for additional information on the Director Deferred Compensation Program.

(4)

The number of director equity-based compensation shares beneficially owned by the directors that are subject to certain transfer restrictions are as follows: Mr. Semmelbauer, 39,515 shares; Dr. Altschuler, 27,913 shares; Ms. Bornstein, 49,686 shares; Ms. Brown, 23,394; and Mr. Kelly, 20,121 shares. For details on these transfer restrictions, see “Director Compensation— Stock Ownership Guidelines and Transfer Exemption”. The number of shares beneficially owned by Mr. Kelly also includes 6,200 shares held by his spouse in an Individual Retirement Account and 16,000 shares indirectly owned through a custodial account for his grandchildren.

(5)

The number of shares beneficially owned includes an aggregate of 247,103 shares that are either issuable in connection with RSUs that vest within 60 days after March 10, 2025 or payable as shares of Common Stock in settlement of DSUs upon an applicable director ceasing his or her service on the Board of Directors within 60 days after March 10, 2025.

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS

Review, Approval or Ratification of Related Person Transactions

The Board of Directors has adopted a written Related Person Transaction Policy, which sets forth the Company’s policies and procedures for the review and approval or ratification of transactions with related persons. The procedures cover related person transactions between the Company and any “related person” (as defined in Item 404(a) of Regulation S-K of the Exchange Act), which includes our directors or director nominees, our executive officers, security holders who beneficially own more than 5% of our Common Stock, or the immediate family members of any of the foregoing. More specifically, the procedures cover transactions, arrangements or relationships in which the Company was or is to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest.

The Company’s legal department is primarily responsible for the development and implementation of processes and controls to obtain information with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. The Audit Committee (or another appropriate approving body) (the “Approving Body”) reviews and determines whether to approve or ratify any related person transaction that is required to be disclosed under Item 404(a) of Regulation S-K of the Exchange Act, and any material amendment or modification to a related person transaction. To assist the Approving Body in such review, Company management must disclose certain information regarding the transactions at issue. In the course of its review and approval or ratification of a related person transaction, the Approving Body considers all relevant facts and circumstances, including, without limitation:

•	the relationship of the related person to the Company;

•	the nature and extent of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance and fairness of the transaction both to the Company and to the related person;

•	the business rationale for engaging in the transaction;

•	whether the transaction would likely impair the judgment of a director or executive officer to act in the best interest of the Company;

•	whether the value and the terms of the transaction are substantially similar as compared to those of similar transactions previously entered into by the Company with non-related persons, if any; and

•	any other matters that management or the Approving Body deem appropriate.

Additionally, any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee or recommended by the Compensation Committee to the Board of Directors for its approval.

Transactions with Related Persons

Registration Rights Agreement

Simultaneously with the closing of our acquisition by Artal Luxembourg S.A. (“Artal”) in 1999, we entered into a Registration Rights Agreement with Artal and The Kraft Heinz Company (successor to H.J. Heinz Company) (“Heinz”). The Registration Rights Agreement granted Artal the right to require us to register shares of our Common Stock for public sale under the Securities Act of 1933, as amended, (1) upon demand and (2) in the event that we conducted certain types of registered offerings. Heinz has sold all shares of our Common Stock held by it and accordingly no longer had any rights under this agreement. The Invus Group, LLC (“Invus”) is the exclusive investment advisor to Artal. The principals of Invus have received customary compensation from Artal in connection with transactions under this Registration Rights Agreement. Certain of our former directors

(Raymond Debbane, Jonas Fajgenbaum and Christopher J. Sobecki) were principals of Invus. Mr. Debbane was also the Chief Executive Officer and a director of Artal Group S.A. The Registration Rights Agreement terminated in accordance with its terms upon Artal’s sale of its remaining shares of our Common Stock in 2023.

Corporate Agreement

We entered into a Corporate Agreement with Artal in November 2001, which was amended in July 2005. Under the Corporate Agreement, we agreed that so long as Artal beneficially owned 10% or more of our then outstanding voting stock, Artal had the right to nominate a number of directors approximately equal to its ownership percentage multiplied by the number of directors on the Board of Directors.

We also agreed with Artal that both we and Artal had the right to:

•	engage in the same or similar business activities as the other party;

•	do business with any customer or client of the other party; and

•	employ or engage any officer or employee of the other party.

Neither Artal nor we, nor our respective related parties, would have been liable to each other as a result of engaging in any of these activities.

Under the Corporate Agreement, if one of our officers or directors who also served as an officer, director or advisor of Artal became aware of a potential transaction related primarily to the group education-based weight- loss business or an Internet diet business, as defined, that may have represented a corporate opportunity for both Artal and us, the officer or director had no duty to present that opportunity to Artal, and we would have had the sole right to pursue the transaction if the Board of Directors so determined. The agreement further provided that if one of our officers or directors who also served as an officer, director or advisor of Artal became aware of any other potential transaction that may have represented a corporate opportunity for both Artal and us, the officer or director would have had a duty to present that opportunity to Artal, and Artal would have had the sole right to pursue the transaction if Artal so determined. If one of our officers or directors who did not serve as an officer, director or advisor of Artal became aware of a potential transaction that may have represented a corporate opportunity for both Artal and us, neither the officer nor the director nor we had a duty to present that opportunity to Artal, and we may have pursued the transaction if the Board of Directors so determined. If any officer, director or advisor of Artal who did not serve as an officer or director of us became aware of a potential transaction that may have represented a corporate opportunity for both Artal and us, none of the officer, director, advisor, or Artal had a duty to present that opportunity to us, and Artal may have pursued the transaction if it so determined.

If Artal transferred, sold or otherwise disposed of our then outstanding voting stock, the transferee would have generally succeeded to the same rights that Artal had under the Corporate Agreement by virtue of its then ownership of our voting stock, subject to Artal’s option not to transfer those rights. The Corporate Agreement terminated in accordance with its terms upon Artal’s sale of its remaining shares of our Common Stock in 2023.

Winfrey Transactions

The Company’s transactions with former director Oprah Winfrey are described below.

Winfrey Partnership

On October 18, 2015 (the “Partnership Date”), we entered into a Strategic Collaboration Agreement with Ms. Winfrey (as amended, the “Strategic Collaboration Agreement”), pursuant to which Ms. Winfrey granted us the right to use, subject to her approval, her name, image, likeness and endorsement for and in connection with the Company and its programs, products and services (including in advertising, promotion, materials and content), and we granted Ms. Winfrey the right to use our trademarks and service marks to collaborate with and promote the Company and its programs, products and services. The Strategic Collaboration Agreement had an initial term of five years (the “Initial Term”), with additional successive one year renewal terms. On December 15, 2019, we entered into an amendment of the Strategic Collaboration Agreement (the “Strategic Collaboration Amendment”) with Ms. Winfrey, pursuant to which, among other things, the Initial Term was extended until April 17, 2023 (with no additional successive renewal terms) after which a second term commenced and will continue through May 31, 2025 (the “Second Term” and together with the Initial Term, the “Strategic Term”). During the Initial Term, Ms. Winfrey consulted with us and participated in developing, planning, executing and enhancing the WW programs and related initiatives, and provided us with services in her discretion to promote the Company and its programs, products and services, including in advertisements and promotions, and made personal appearances on our behalf. During the Second Term, Ms. Winfrey and the Company will collaborate with each other towards the mutual objective of advancing and promoting the WW programs and the Company, and in connection therewith, Ms. Winfrey will consult with the Company and participate in developing, planning, executing and enhancing the WW programs and related initiatives. In connection therewith, Ms. Winfrey will make available to the Company her knowledge, expertise, and abilities in the areas of corporate management, consumer insights, advertising and marketing, consumer motivation, and community activation and consult and participate in the design and planning of creative strategy and the related execution of the consumer experience in connection with the WW programs. In addition, throughout the Second Term, except as otherwise prohibited by applicable law, the Company intended to cause Ms. Winfrey to be nominated as a director of the Company. However, Ms. Winfrey did not seek re-election at the 2024 Annual Meeting. Ms. Winfrey will not grant anyone but the Company the right to use her name, image, likeness or endorsement for or in connection with any other weight loss or weight management programs during the Strategic Term, and she will not engage in any other weight loss or weight management business, program, products, or services during the Strategic Term and for one year thereafter. The Strategic Collaboration Amendment became operative on May 6, 2020 when our shareholders approved the Winfrey Amendment Option Agreement (as defined below).

On the Partnership Date, we also entered into a Share Purchase Agreement with Ms. Winfrey (as amended, the “Winfrey Purchase Agreement”), pursuant to which we issued and sold to Ms. Winfrey an aggregate of 6,362,103 shares of Common Stock for an aggregate cash purchase price of $43,198,679. The purchased shares were previously subject to a right of first offer and right of first refusal held by the Company, as discussed further below. Under the Winfrey Purchase Agreement, Ms. Winfrey has certain demand registration rights and piggyback rights with respect to these purchased shares.

In consideration of Ms. Winfrey entering into the Strategic Collaboration Agreement and the performance of her obligations thereunder, on the Partnership Date, we granted Ms. Winfrey a fully vested option to purchase 3,513,468 shares of Common Stock (the “Initial Winfrey Option”). The term sheet for the Initial Winfrey Option, which includes the terms and conditions appended thereto, relating to the grant of the Initial Winfrey Option is referred to herein as the “Initial Winfrey Option Agreement”. The Initial Winfrey Option is exercisable at a price of $6.97 per share, in whole or in part, at any time prior to October 18, 2025, subject to earlier termination under certain circumstances, including if a change in control (as defined in the Initial Winfrey Option Agreement) of the Company occurs. The shares issuable upon exercise of the Initial Winfrey Option were previously subject to a right of first offer and right of first refusal held by the Company, as discussed further below.

In consideration of Ms. Winfrey entering into the Strategic Collaboration Amendment and the performance of her obligations thereunder, on December 15, 2019, the Company and Ms. Winfrey entered into a term sheet, which includes the terms and conditions appended thereto (the “Winfrey Amendment Option Agreement”), relating to the grant of a fully vested option to purchase 3,276,484 shares of Common Stock (the “Winfrey Amendment Option”). Upon our shareholders approving the Winfrey Amendment Option Agreement on May 6, 2020, the Winfrey Amendment Option became exercisable at a price of $38.84 per share, in whole or in part, at any time prior to November 30, 2025, subject to earlier termination under certain circumstances, including if a change in control (as defined in the Winfrey Amendment Option Agreement) of the Company occurs. The shares issuable upon exercise of the Winfrey Amendment Option were previously subject to certain transfer restrictions and a right of first offer and right of first refusal held by the Company, as discussed further below.

In fiscal 2024, Ms. Winfrey donated all shares of Common Stock that she owned to the National Museum of African American History and Culture (the “Museum”). In February 2024, Ms. Winfrey announced her intention to donate the net proceeds from any subsequent exercise and sale of the Winfrey Option and the Winfrey Amendment Option, if any, to the Museum. In connection with Ms. Winfrey’s proposed and consummated charitable donations, the Company declined to exercise its rights of first offer and first refusal discussed above and waived any remaining transfer restrictions applicable to the shares donated or proposed to be donated and, to the extent the net proceeds of the sale of such shares are donated to the Museum, the shares issuable under either of the Winfrey Option or the Winfrey Amendment Option.

Other Winfrey Transactions

In the ordinary course of our business, we enter into transactions in connection with advertising and marketing, including with companies in which Ms. Winfrey has a direct or indirect material interest (each, a “Winfrey Entity”). Such transactions with Winfrey Entities are entered into on an arm’s length basis often through a third party, media services agency, and Ms. Winfrey does not receive any additional compensation in connection with services she provides pursuant to the Strategic Collaboration Agreement. The table below sets forth the aggregate amount of expenses and fees the Company paid in connection with the specified transaction category and the Winfrey Entities involved in such transactions in fiscal 2024 and fiscal 2023, respectively.

Transaction Category	Transaction Description	Expenses and Fees Paid in Fiscal 2024	Winfrey Entities
Media	Payments for the placement of Online and television media on Winfrey properties (i.e., OWN television network, Oprah Daily and Oprah.com)	$232,739 (which was paid through a third party, media services agency and various demand-side platforms)	Oprah Winfrey Network, LLC(1)

Production	Payments of expenses and fees with respect to domain name registrations and filings	$1,618	Harpo, Inc.(2)

Additionally, in fiscal 2024, Harpo, Inc. was reimbursed $50,000 (via a third-party, creative services agency) for certain fees incurred in connection with the Making The Shift: A New Way to Think About Weight virtual event.

Transaction Category	Transaction Description	Expenses and Fees Paid in Fiscal 2023	Winfrey Entities
Media	Payments for the placement of Online and television media on Winfrey properties (i.e., OWN television network, Oprah Daily and Oprah.com)	$387,864 (which was paid through a third party, media services agency and various demand-side platforms)	Oprah Winfrey Network, LLC(1)

Production	Payments of expenses and fees with respect to domain name and trademark registrations and filings	$2,971	Harpo, Inc.(2)

(1)	Joint venture with Discovery Communications, Inc. Ms. Winfrey, through Harpo, Inc., owns 5.1% of the entity and has some governance rights.

(2)	Ms. Winfrey owns 100% of the entity.

OTHER MATTERS

Other Matters

The Board of Directors knows of no other business that will be presented to shareholders at the 2025 Annual Meeting for a vote. If other matters properly come before the 2025 Annual Meeting, the persons named as proxies on the proxy card will vote on them in accordance with their discretion.

Procedures for Submitting Shareholder Proposals

The Company currently intends to hold its next annual meeting of shareholders, the 2026 Annual Meeting, in May 2026.

Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in the Company’s 2026 proxy statement and proxy card by submitting their proposals to the Company on or before December 22, 2025. In addition, all shareholder proposals requested to be included in the Company’s proxy statement and proxy card must also comply with the requirements set forth in the federal securities laws, including Rule 14a-8, in order to be included in the Company’s proxy statement and proxy card for the 2026 Annual Meeting.

In addition, the Company’s Bylaws establish an advance notice procedure with regard to certain matters, including nominations of persons for election as directors and shareholder proposals included in the Company’s proxy statement, to be brought before an annual meeting of shareholders. In general, notice must be received by the Corporate Secretary of the Company not less than 120 days nor more than 150 days prior to the anniversary date of the proxy statement in connection with the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Therefore, to be presented at the 2026 Annual Meeting, such a proposal must be received by the Company on or after November 22, 2025 but no later than December 22, 2025. If the date of the annual meeting is more than 30 days earlier or later than the anniversary date of the prior year’s annual meeting, notice must be received not less than 60 days prior to such annual meeting. Copies of the Company’s Bylaws may be obtained free of charge by contacting the Corporate Secretary at WW International, Inc., 675 Avenue of the Americas, 6th Floor, New York, New York 10010, (212) 589-2700. Furthermore, in addition to satisfying the deadline in the Company’s Bylaws, a shareholder who intends to solicit proxies in support of director nominees other than the Company’s nominees must comply with Exchange Act Rule 14a-19(b).

All notices of proposals by shareholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Corporate Secretary at WW International, Inc., 675 Avenue of the Americas, 6th Floor, New York, New York 10010.

Shareholders of Record with Multiple Accounts

SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside. Each shareholder continues to receive a separate proxy card. This procedure is referred to as “householding”. While the Company does not household its mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. The Company will deliver promptly a separate copy of the proxy statement and annual report to any shareholder who sends a written or oral request to the Company at WW International, Inc., Attention: Investor Relations, 675 Avenue of the Americas, 6th Floor, New York, New York 10010, (212) 601-7569. Similarly, if a shareholder shares an address with another shareholder and has received multiple copies of the Company’s proxy statement or annual report, he or she may write or call the Company at the above address or phone number to request a single copy of these materials.

Annual Report and Other Corporate Documents

The Annual Report to Shareholders covering fiscal 2024 has been mailed together with the Company’s proxy solicitation material. The Annual Report does not form any part of the material for the solicitation of proxies.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments thereto, are available without charge on our corporate website at corporate.ww.com/sec-filings as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Copies of our Annual Report on Form 10-K for fiscal 2024, including financial statements and schedules thereto, filed with the SEC, as well as our Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter, NCG Committee Charter and Code of Business Conduct and Ethics, are also available without charge to shareholders upon written request addressed to WW International, Inc., Attention: Investor Relations, 675 Avenue of the Americas, 6th Floor, New York, New York 10010.

By Order of the Board of Directors

Jacqueline Cooke

Chief Legal and Administrative Officer and Secretary

Dated: April 21, 2025

V OT E B Y T E L E P H O N E Please have your proxy card available when you call the toll-free number 1-888-693-8683 WW International, Inc. c/o Corporate Election Services using a touch-tone telephone and follow the P. O. Box 1150 simple directions that will be presented to you. Pittsburgh, PA 15230 Your telephone vote must be received by 11:59 p.m. Eastern Time on June 5, 2025. V OT E B Y I N T E R N E T Please have your proxy card available when you access the website www.cesvote.com and follow the simple directions that will be presented to you. Your Internet vote must be received by 11:59 p.m. Eastern Time on June 5, 2025. V OT E B Y M A I L Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230. IMPORTANT: PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD TODAY! Control Number è If submitting your proxy card by mail, please mark, sign and date ê the card below and fold and detach card at perforation before mailing. ê WW INTERNATIONAL, INC. PROXY CARD Notice of 2025 Annual Meeting of Shareholders Proxy Card Solicited by Board of Directors for Annual Meeting – Friday, June 6, 2025 Tara Comonte, Felicia DellaFortuna and Jacqueline Cooke, or any of them, each with the power of substitution, are hereby appointed as proxies and authorized to represent and vote the shares of the undersigned, with all the powers that the undersigned would possess if personally present, at the 2025 Annual Meeting of Shareholders of WW International, Inc. (the “Company”) to be held on Friday, June 6, 2025 or at any adjournment or postponement thereof. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY CARD WILL BE VOTED, IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, “FOR ALL” OF THE NOMINEES IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXY HOLDERS OR THEIR SUBSTITUTES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. Signature Date Title or Authority Signature if Held Jointly NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. (Continued and to be marked on the other side)

The 2025 Annual Meeting of Shareholders of WW International, Inc. will be held on Friday, June 6, 2025 at 10:00 a.m. Eastern Time, virtually by going to: www.cesonlineservices.com/ww25_vm You must pre-register to attend the virtual meeting by visiting: www.cesonlineservices.com/ww25_vm To pre-register for the virtual meeting, you must have your control number that is printed on the reverse side of this form. TO SUBMIT YOUR PROXY CARD BY MAIL, DETACH ALONG THE PERFORATION, ê MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION PROMPTLY USING THE ENCLOSED ENVELOPE. ê WW INTERNATIONAL, INC. PROXY CARD The Board of Directors of the Company recommends a vote “FOR ALL” of the nominees listed in Proposal 1 and “FOR” Proposals 2 and 3. If you sign and return your proxy card and do not specify how you want your shares to be voted, they will be voted “FOR ALL” of the nominees in Proposal 1 and “FOR” Proposals 2 and 3. 1. Election of Directors: The election of three nominees as members of the Board of Directors to serve for a three-year term as Class III directors. Nominees: (1) Steven M. Altschuler, M.D. (2) Julie Bornstein (3) Thilo Semmelbauer q FOR ALL q WITHHOLD ALL q FOR ALL EXCEPT* *To withhold authority to vote for individual nominee(s), write their name(s) or number(s) on the line below. 2. The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2025. q FOR q AGAINST q ABSTAIN 3. The advisory vote to approve the Company’s named executive officer compensation. q FOR q AGAINST q ABSTAIN Continued and to be signed on the reverse side